  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1998

                                                     REGISTRATION NO. 333-52327
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             -------------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             -------------------
                               LOGISTICARE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                    4729                    13-3765416
    (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
    JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR        CLASSIFICATION CODE
     ORGANIZATION)                NUMBER)

                               ONE CROWN CENTER
                                   SUITE 306
                            1895 PHOENIX BOULEVARD
                          COLLEGE PARK, GEORGIA 30349
                                (770) 907-7596
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               JOHN L. SHERMYEN
                               ONE CROWN CENTER
                                   SUITE 306
                            1895 PHOENIX BOULEVARD
                          COLLEGE PARK, GEORGIA 30349
                                (770) 907-7596
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             -------------------
                         COPIES OF COMMUNICATIONS TO:

       ROBERT A. CANTONE, ESQ.                  JEFFREY R. PATT, ESQ.
         PROSKAUER ROSE LLP                     KATTEN MUCHIN & ZAVIS
            1585 BROADWAY                      525 WEST MONROE STREET
    NEW YORK, NEW YORK 10036-8299              CHICAGO, ILLINOIS 60661
           (212) 969-3000                          (312) 902-5604

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register Additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                             -------------------
                        CALCULATION OF REGISTRATION FEE
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
                                                          PROPOSED
                                             PROPOSED      MAXIMUM
 TITLE OF EACH CLASS OF                      MAXIMUM      AGGREGATE    AMOUNT OF
    SECURITIES TO BE        AMOUNT TO     OFFERING PRICE  OFFERING   REGISTRATION
       REGISTERED        BE REGISTERED(1)  PER UNIT(2)    PRICE(2)        FEE
----------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........  3,795,000 shares     $12.00     $45,540,000 $13,434.30(3)

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-------------------------------------------------------------------------------

(1) Includes 495,000 shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) Includes $9,363.30 previously paid.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 6, 1998

PROSPECTUS

                                3,300,000 SHARES

                               [LOGO]  LOGISTICARE

                                  COMMON STOCK

  Of the 3,300,000 shares of Common Stock offered hereby, 2,300,000 shares are being offered by the Company and 1,000,000 shares are being offered by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder. See "Principal and Selling Stockholders."

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for the Common Stock to be quoted and traded on the Nasdaq Stock Market under the symbol LGTC.

                                   --------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             PRICE TO       UNDERWRITING     PROCEEDS TO    PROCEEDS TO SELLING
                              PUBLIC        DISCOUNTS(1)      COMPANY(2)        STOCKHOLDER
-----------------------------------------------------------------------------------------------
Per Share..............        $                $                $                 $
-----------------------------------------------------------------------------------------------
Total(3)...............       $                $                $                  $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $    .

(3) The Company and the Over-allotment Selling Stockholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 495,000 additional shares of Common Stock (195,000 from the Company and 300,000 from the Over-allotment Selling Stockholders) solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discount, Proceeds to Company, Proceeds to Selling Stockholder and Proceeds to the Over-allotment Selling Stockholders will be
    $   , $   , $   , $    and $   , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about     , 1998, at the office of the agent of Hambrecht &
Quist LLC in New York, New York.

HAMBRECHT & QUIST                                        EVEREN SECURITIES, INC.
     , 1998

                                   PAYOR

                                  PHOTO








                              Provide government
                            agencies, managed care
                              organizations and
                                other payors a
                                transportation
                           outsourcing alternative




TRANSPORTATION
   CARRIER                                                 RECIPIENT

   [PHOTO]                  [LOGO] LOGISTICARE              [PHOTO]






   Establish                                          Provide on-time, quality
 networks of qualified                                   transportation to
transportation carriers.                                eligible recipients


        LOGISTICARE SEEKS TO ESTABLISH ITSELF AS THE CENTRAL POINT OF
            CONTACT FOR THREE CONSTITUENCIES:  THIRD-PARTY PAYORS,
               TRANSPORTATION CARRIERS AND ELIGIBLE RECIPIENTS.



  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  LogistiCare(TM), the LogistiCare(TM) logo and RealTime(TM) are trademarks of the Company.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors." Unless otherwise indicated, all information in this Prospectus (i) gives effect to the five-for-one stock split of the Common Stock effected as of March 30, 1998, (ii) gives effect to the two-for-one stock split of the Common Stock effected as of June 11, 1998, (iii) gives effect to the conversion of each outstanding share of the Company's preferred stock, par value $.01 per share (the "Preferred Stock"), into 10 shares of Common Stock which will occur upon the effectiveness of the Registration Statement and (iv) assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock," "Underwriting" and Notes to Financial Statements.

                                  THE COMPANY

  LogistiCare, Inc. ("LogistiCare" or the "Company") manages non-emergency transportation services for government health and human service agencies and for managed care organizations ("MCOs"). The Company seeks to establish itself as the central contact for three constituencies: third-party payors, transportation carriers and individuals eligible for transportation benefits ("Recipients"). The Company believes that its management expertise and RealTime(TM) software system ("RealTime") enable it to provide sophisticated and efficient transportation management services. The Company currently conducts its business through centralized operations centers ("Operations Centers") in Georgia, Florida and Connecticut, and intends to expand into selected new regional markets.

  The Company's brokerage logistics services, contracted under both capitated and, to a lesser extent, fee-for-service arrangements, provide third-party payors with an outsourcing alternative for their transportation requirements. These services include: processing requests for transportation from Recipients, determining their eligibility for such services, coordinating and purchasing transportation, reporting encounter data and performing other logistical and quality-assurance activities associated with non-emergency transportation. The Company does not own or operate any vehicles for the transportation of individuals. Instead, the Company establishes cost-effective networks of carriers by selecting, negotiating and contracting with qualified transportation carriers within each region. Such independent transportation carriers are assisted and evaluated by the Company on an ongoing basis to ensure conformity with the Company's quality standards.

  Currently, in geographic markets in which the Company does not operate, non-emergency transportation is provided in large measure through a fragmented delivery system consisting primarily of small transportation companies that frequently provide only one class of service (i.e., ambulatory, wheelchair or ambulance). In a typical transaction, an individual schedules a trip with a transportation carrier who subsequently submits a receipt for the cost of the trip to a third-party payor for reimbursement. The Company believes that this system is highly inefficient and provides no incentive to manage utilization or contain costs, while at the same time it provides an opportunity for abuses by passengers and transportation carriers that the Company believes are difficult for third-party payors to effectively identify and prevent.

  The Company believes that the growing demand for non-emergency transportation, combined with third-party payors' increasing dissatisfaction with the fragmented delivery system, has created the need for a more sophisticated alternative to manage utilization and contain costs while providing transportation services at or above existing levels of quality. The Company believes that government agencies, MCOs and other third-party payors will increasingly turn to third parties, such as the Company, that are not affiliated with transportation carriers to coordinate and manage all classes of non-emergency transportation services.

  The Company was incorporated in Delaware in March 1994. In January 1996, the Company acquired all of the outstanding shares of Automated Dispatch Systems, Inc. ("Systems") and subsequently merged Systems into itself. The Company's executive offices are located at 1895 Phoenix Boulevard, Suite 306, College Park, Georgia 30349, and its telephone number is (770) 907-7596.

                                  THE OFFERING

Common Stock offered by the Company....  2,300,000 shares
Common Stocks offered by the Selling
 Stockholder...........................  1,000,000
Common Stock to be outstanding after
 the Offering..........................  11,321,510 shares(1) (2)
Use of proceeds........................  For internal software development expansion of existing Operations
                                         Centers and working capital and general
                                         corporate purposes, including
                                         marketing, sales force expansion,
                                         formation of new Operations Centers,
                                         acquisitions and providing collateral
                                         security for performance bonds in
                                         connection with new contracts. See "Use
                                         of Proceeds."
Proposed Nasdaq National Market symbol.  LGTC

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS
                                               YEAR                 ENDED
                                        ENDED DECEMBER 31,        MARCH 31,
                                       -----------------------  ---------------
                                        1995    1996    1997     1997    1998
                                       ------  ------  -------  ------  -------
STATEMENT OF OPERATIONS DATA:
  Revenues............................ $  392  $3,636  $11,502  $1,362  $11,715
  Operating expenses..................    501   3,722   15,714   1,586   11,494
  Income (loss) from operations.......   (109)    (86)  (4,212)   (224)     221
  Other income (expense), net.........    (18)    (33)      (2)     (2)       7
  Net income (loss)................... $ (127) $ (119) $(4,214) $ (226) $   228
  Basic net income (loss) per share... $(0.03) $(0.02) $ (0.59) $(0.04) $  0.03
  Weighted average shares outstanding.  5,000   5,550    7,189   5,797    8,047
  Diluted net income (loss) per share. $(0.03) $(0.02) $ (0.59) $(0.04) $  0.02
  Weighted average shares and
   potentially dilutive shares
   outstanding........................  5,000   5,550    7,189   5,797   10,256

                                                            MARCH 31, 1998
                                                        -----------------------
                                                        ACTUAL   AS ADJUSTED(2)
                                                        -------  --------------
BALANCE SHEET DATA:
  Cash and cash equivalents............................ $ 3,681     $26,460
  Working capital......................................  (3,367)     19,412
  Total assets.........................................   6,875      29,654
  Short-term debt including current portion of long-
   term debt...........................................     149         149
  Long-term debt, less current maturities..............     242         242
  Total stockholders' equity (deficit).................  (2,450)     20,329

--------------------
(1) Based on the number of shares outstanding as of March 31, 1998. Excludes
    (i) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan and (ii) 1,533,330 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan and subject to outstanding options as of March 31, 1998 at a weighted average exercise price of $0.93 per share. See "Capitalization," "Management--Stock Option Plans" and Note 7 of Notes to Financial Statements.
(2) As adjusted to reflect the sale of shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and the receipt of the estimated proceeds therefrom as if such transactions had occurred on March 31, 1998. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Prospectus, before purchasing the securities offered hereby. This Prospectus contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth below and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in the Prospectus generally. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth below and the matters set forth in this Prospectus generally.

  Limited Operating History; History of Operating Losses. The Company was formed in 1994 and, therefore, has had a limited operating history upon which an evaluation of the Company and its prospects can be based. From its inception to July 1997, the Company executed five contracts with MCOs and three contracts with transportation carriers. Since July 1997, the Company has also executed four contracts with government agencies. The Company has had limited experience in managing these contracts. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and evolving markets. There can be no assurance that the Company will be successful in addressing such risks. The Company has incurred net losses since inception, including losses of $4.2 million in the year ended December 31, 1997. Although the Company has experienced revenue growth in recent periods, such growth rates may not be sustainable and are not indicative of future operating results.

  Dependence on Limited Number of Contracts. In July 1997, the Company executed three contracts with the Georgia Department of Administrative Services (on behalf of the Georgia Department of Medical Assistance) ("GDMA"), pursuant to which the Company manages, on a capitated basis, non-emergency transportation services to Medicaid beneficiaries in certain regions of Georgia. In February 1998, the Company began providing services under a written memorandum of understanding with the Connecticut Department of Social Services ("CDSS") and executed a final contract with the CDSS for such services in May 1998. Under this contract, the Company manages, on a capitated basis, non-emergency transportation services to Medicaid beneficiaries in certain regions of Connecticut. The GDMA contracts accounted for approximately 48.4% of the Company's revenues in 1997 and approximately 78.8% of the Company's revenues in the first quarter of 1998. The CDSS contract accounted for 12.0% of the Company's revenues in the first quarter of 1998. The Company anticipates that these contracts will continue to represent a significant portion of its revenues in the remainder of 1998 and for the foreseeable future. However, the capitation rates in effect under the GDMA contracts for service periods subsequent to June 30, 1998 are 23% to 26% lower than rates that were in effect for the period from February 1, 1998 through June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview." Each of the GDMA contracts was originally scheduled to expire on June 30, 1998, subject to two successive one year options to renew, exercisable solely in the discretion of the GDMA. In May 1998, the GDMA exercised the first option to renew with respect to each of the GDMA contracts. The GDMA contracts are terminable by the GDMA upon notice to the Company in certain circumstances, including if the GDMA determines that such termination is in the best interest of the State of Georgia or that sufficient funds no longer exist to pay its obligations under such contracts. The CDSS contract expires on January 31, 1999 and is subject to two successive one year options to renew, exercisable solely in the discretion of the CDSS. The CDSS contract is terminable by the CDSS upon 90-days notice to the Company for any reason, and upon lesser notice to the Company in certain circumstances, and the CDSS may terminate the contract or reduce the contracted amount of compensation at any time in the event that sufficient funds no longer exist to pay its obligations. There can be no assurance that any of these contracts will be retained, renewed or not terminated. The loss of any of these contracts would have a material adverse effect on the Company's business, financial condition and results of operations.

  Capitated Nature of Revenue. Approximately 80.4% of the Company's revenues in 1997 and approximately 97.6% of the Company's revenues in the first quarter of 1998 relate to capitated contracts, and the Company anticipates that the revenues received under capitated contracts will continue to represent a substantial majority of the Company's total revenues as it expands and implements its business strategies. The Company believes that government agencies, MCOs and other third-party payors will continue to seek discounted fee structures and the assumption by providers, through capitation arrangements, of all or a portion of the financial risks relating to health care related services, including transportation services. In a capitation arrangement, the Company makes certain demographic, statistical and other assumptions concerning anticipated utilization, carrier services and cost incurred per trip. Such assumptions are based upon the Company's limited experience in providing services under other capitated arrangements, publicly-available information and information furnished by the party requesting a bid or proposal from the Company. If the Company secures a capitated contract, the Company typically agrees, in advance and often for multi-year periods, to accept a fixed monthly fee for services based upon the number of eligible Recipients and various transportation-related criteria. The failure of the Company to make accurate assumptions with respect to a contract could have a material adverse effect on the Company's business, financial condition and results of operations. For example, if MCO enrollees covered by such contracts require more frequent transportation than anticipated by the Company upon entering into such a contract, there could be a material adverse effect on the Company. Fees negotiated under such capitated contracts could be insufficient to cover the costs of the services provided.

  The Company's acceptance of risk contracts may entail the business of insurance, to which state licensure laws apply. If the Company's activities are deemed to require licensure, the Company may not be able to qualify for such licensure and may be subject to penalties for its failure to obtain licensure. If the Company were required to and did obtain licensure, it would be subject to potentially onerous regulatory requirements. To the extent the Company accepts capitation and is not regulated as an insurer, regulatory provisions that might mitigate losses by insurers will not apply to reduce the Company's risk. See "Business--Government Regulation and Supervision-- Insurance Laws."

  Risks Associated with Proposed Growth Strategy. The Company's business strategy is to expand into new and existing markets either through entering into new contracts and forming new Operations Centers or acquiring existing businesses. The Company does not anticipate opening a new Operations Center in a geographic region unless and until it has one or more contracts in such region sufficient to support a new Operations Center. There can be no assurance that the Company will be successful in obtaining new contracts sufficient to form new Operations Centers. Upon the execution of a contract requiring the formation of a new Operations Center, it may be necessary for the Company within a brief time period to lease office space, purchase office equipment, hire and train sufficient qualified personnel, and negotiate and execute contracts with transportation carriers in geographic regions in which the Company has no prior experience. The Company may also be required to modify its software system to integrate new Operations Centers. There can be no assurance that the Company will be able to complete such activities within the time period necessary to perform under the applicable contract. These activities may also occur prior to the Company's receipt of any payments under a new contract and the Company may experience a several month lag in the collection of its accounts receivables. Integrating newly-formed and acquired business units with the Company's operations, identifying and pursuing opportunities for expansion, funding the formation of new Operations Centers and managing growth will require a significant amount of management time and skill and financial resources. There can be no assurance that the Company will be successful in achieving and managing growth. The Company currently has no pending agreements or understandings regarding the acquisition of any business or the formation of new Operations Centers.

  Termination of Significant Contracts. The Company's contracts typically contain provisions that permit the third-party payor to terminate its contract with the Company on little or no notice, with or without cause. Termination of a significant contract between the Company and a third-party payor, whether by expiration or otherwise, will not only cause a loss of revenue to the Company, but may also cause the Company to expend significant resources in closing the applicable Operations Center. Actions necessary to close an Operations

Center may include buying-out office leases, terminating or reassigning personnel and selling or re-deploying office equipment. Both the loss of revenue resulting from the termination of a significant contract and the related costs of closing an Operations Center could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risks Associated with RFPs. A high percentage of the Company's prospective clients are state or local government authorities. Effective marketing of the Company's services to government clients requires the ability to respond to government requests for proposals ("RFPs"). To succeed in the RFP process, the Company must estimate its costs for servicing the proposed contract, the time required to establish operations and the likely terms of the proposals submitted by competitors. The Company's ability to successfully respond in the RFP process in the future depends in large measure upon the availability of sufficient financial and management resources, and will have an important impact on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have sufficient financial and management resources to successfully respond in the RFP process in the future or that it will secure profitable contracts pursuant to RFPs .

  Risks Associated With Government Contracting. In order to establish and maintain relationships with government agencies, the Company occasionally engages marketing consultants, including lobbyists. In the event of a significant political change, such consultants may lose their ability to effectively assist the Company. The failure of the Company to manage its relationships effectively with political consultants may have a material adverse effect on its business, financial condition and results of operations. No assurance can be given that the Company will be successful in managing such relationships.

  Government contracts generally are subject to audits and investigations by appropriate government agencies. These audits and investigations involve a review of the government contractor's performance of its contracts as well as its compliance with applicable laws, regulations and standards. If improper or illegal activities are discovered in the course of any audits or investigations, the contractor may be subject to various civil, criminal and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. If the Company becomes subject to sanctions, such sanctions could have a material adverse effect on the Company's business, financial condition and results of operations.

  Risks Associated with the Company's Inability or Failure to Perform Under Contracts. The Company's inability or failure to satisfy its contractual obligations in a manner consistent with the terms of a contract could have a material adverse effect on the Company's business, financial condition and operating results because the Company is often required to indemnify third-party payors for its failure to meet performance standards. For example, the Company's contracts with the GDMA contain liquidated damages provisions and financial penalties related to performance failures. In addition, in order for the Company to bid for certain government contracts, the Company has been, and may continue to be, required to secure its obligations by obtaining a performance bond from an insurer, posting a cash performance bond or obtaining a letter of credit from a suitable financial institution. In the event that a government agency makes a claim against such performance bond or letter of credit, the premiums demanded by the insurers for such bonds could increase, thereby limiting the Company's ability to bid for contracts in the future. In addition, the Company's failure to meet a third-party payor's expectations in the performance of its contractual obligations could have a material adverse effect on the Company's reputation, thereby adversely affecting its business, financial condition and results of operations.

  Legislative Change and Political Development. The market for the Company's services is largely dependent on federal and state legislative programs, any of which may be modified or terminated by acts of the legislative or executive branches of federal and state governments. There can be no assurance that such legislative change will not occur or that the Company will be able to anticipate and respond in a timely manner to any such legislative change. The Company's failure to effectively manage its business in light of anticipated or unanticipated legislative change could have a material adverse effect on the Company's business, financial condition and results of operations.

  Government Regulation. The federal government and all states in which the Company operates regulate various aspects of the businesses with which the Company contracts, such as MCOs and transportation carriers, by establishing licensing requirements and operating standards. Although these regulations do not currently have a direct impact on the Company's business, changes in these regulations or their interpretation could affect the Company's business, by, for example, increasing the cost of transportation carrier services. Additionally, existing and future federal and state regulation of health care could have a material adverse effect on the Company's financial condition and results of operations. While the Company believes that its operations are conducted in material compliance with applicable laws, the laws applicable to the Company are subject to evolving interpretations, and therefore there can be no assurance that a review of the Company's operations by federal or state judicial or regulatory authorities would not result in a determination that the Company has violated one or more provisions of federal or state law. Any such determination could have a material adverse effect on the Company. Expansion of the Company into, or the continuation of the Company's operations within, certain jurisdictions may depend on the Company's ability to modify its operational structure to conform to such jurisdictions' regulatory framework. Any limitation on the Company's ability to expand could have a material adverse effect on the Company. See "Business--Government Regulation and Supervision."

  Fraud and Abuse. The anti-kickback provisions of the Social Security Act prohibit the solicitation, payment, receipt or offering of any direct or indirect remuneration in return for, or as an inducement for, certain referrals of patients for items, services or equipment covered by health benefits programs, including Medicare and Medicaid. In addition to federal law, anti-kickback laws have been adopted by many states, including the states in which the Company conducts business. For example, the State of Florida prohibits kickbacks and states that "[i]t is unlawful for any health care provider or any provider of health care services to offer, pay, solicit, or receive a kickback, directly or indirectly, overtly or covertly, in cash or in kind, for referring or soliciting patients." In addition, federal law and some state laws impose significant penalties for false and improper billings. These anti-kickback and false claims laws are commonly referred to as the fraud and abuse laws. Violations of any of these laws may result in substantial civil or criminal penalties, and, in the case of violations of federal laws, exclusion from participation in the Medicare and Medicaid programs. Such exclusion and penalties, if applied to the Company, would have a material adverse effect on the Company. Further, the application of these laws is subject to modification by statutory amendment or promulgation of regulations and any such change could have a material adverse effect on the Company.

  Non-emergency transportation is one of many services identified by states and the Office of Inspector General ("OIG") of the Department of Health and Human Services as being a source of fraud and abuse activity in the Medicaid program. Such allegations of fraud and abuse and the resulting increasing costs have led members of Congress to consider eliminating non-emergency transportation as a covered Medicaid service. The elimination of non-emergency transportation as a covered Medicaid service would have a material adverse effect on the Company. See "Business--Government Regulation and Supervision-- False and Improper Claims."

  Health Care Reform. As a result of the continued escalation of health care costs and the inability of many individuals to obtain insurance, numerous proposals have been or may be introduced in Congress and state legislatures relating to health care reform. There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on the Company. Aspects of certain of these proposals, such as reduction in funding of Medicaid programs, changes in reimbursement regulations, and increased pressure by Medicaid and other third-party payors to contain health care costs, could eliminate or limit the use of transportation carriers and consequently reduce both the demand for the Company's services and the amount of funds available for such use. In the recently enacted Balanced Budget Act of 1997 (the "1997 Budget Bill") and

Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), Congress has responded to perceived fraud and abuse in health care programs. This legislation has fortified the government's enforcement authority with increased resources and greater civil and criminal penalties for offenses. The Company anticipates that there will be further restrictive legislative and regulatory measures to reduce fraud, waste and abuse in the health care programs. There can be no assurance that any such legislation will not have a material adverse effect on the Company. See "Business--Government Regulations and Supervision--Federal and State Initiatives."

  Dependence on Software System. The successful operation of the Company's software system, RealTime, is critical to its ability to manage transportation services and to secure, and operate profitably under, capitated contracts. The software industry is characterized by rapid technological changes and advances which can result in relatively short product lifecycles. The Company's future success may depend, in large part, on its ability to enhance RealTime and develop new software that keeps pace with technological developments in the marketplace. Over the next year, the Company intends to expand RealTime's data management and interface capabilities. There can be no assurance that the Company will be successful in developing new software products or product enhancements, including the proposed enhancements, or that such new products or enhancements will keep pace with competitive innovations.

  Dependence on Third-Party Carriers for Transportation. The Company does not own or operate vehicles and is therefore dependent upon third-party transportation carriers to fulfill the Company's obligations under its transportation management contracts. There can be no assurance that the Company will be able to execute and maintain contracts with third-party carriers to provide transportation services on behalf of the Company in accordance with the Company's standards at acceptable prices. The inability of the Company to enter into satisfactory relationships with third-party carriers or the failure of such carriers to furnish transportation services according to the Company's standards at acceptable prices could have a material adverse effect on the Company's business, financial condition and results of operations.

  Variability of Quarterly Operating Results. Variations in the Company's revenues and operating results occur from quarter to quarter as a result of a number of factors, including the progress of contracts, levels of revenues earned on contracts (including any adjustments in expectations of revenue recognition on fixed price contracts), the commencement, completion or termination of contracts during any particular quarter, the schedule of government agencies for awarding contracts and general economic conditions. Because a significant portion of the Company's expenses are relatively fixed, successful contract performance and variation in the volume of activity, as well as in the number of contracts commenced or completed during any quarter, may cause significant variations in operating results from quarter to quarter. Furthermore, the Company has experienced, and anticipates that it may in the future experience, a pattern in its results of operation in which it incurs greater operating expenses during the start-up and early stages of significant contracts.

  Competition. The market for transportation management services is new, highly competitive and rapidly evolving. Increased outsourcing of transportation services, low barriers to entry and other factors may attract new entrants into the transportation management industry and result in increased competition for the Company. Potential competitors include independent transportation carriers, logistics companies and other companies who currently provide unrelated services to government agencies and other third-party payors. Many of the Company's competitors and potential competitors have significantly greater financial, technological and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Reliance on Key Personnel. The success of the Company is highly dependent upon the efforts, abilities, business generation and project execution capabilities of certain of its executive officers and other senior employees, most of whom have worked together for only a short period of time. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains a key-man life insurance policy on John L. Shermyen in the amount of $2,000,000, with the proceeds payable to the Company.

  The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is significant and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary personnel could have a material adverse effect upon the Company's business, financial condition and results of operations.

  Adverse Publicity. The Company has received, and expects to continue to receive, media attention as a result of its contracts with state and local government authorities. There can be no assurance that the Company will not receive adverse media attention as the result of the types of services provided by the Company or the activities of displaced transportation carriers. Negative coverage relating to the Company could influence government officials, slow the issuance of RFPs or cause the termination of existing contracts. In addition, there can be no assurance that media attention focused on the Company will be accurate or that the Company will be able to anticipate and respond in a timely manner to all media contacts. Adverse media coverage or the Company's failure to manage such coverage could have a material adverse effect on the Company's reputation or the transportation management industry, thereby adversely affecting the Company's business, financial condition and results of operations.

  Dependence Upon Third-Party Reimbursement. A substantial majority of the Company's revenues are attributable to reimbursement by third-party payors, particularly government agencies who administer state Medicaid programs and MCOs. During the year ended December 31, 1997 and the three months ended March 31, 1998, the Company derived approximately 48.4% and 90.8%, respectively, of its total revenues from government agencies who administer state Medicaid programs, and approximately 51.6% and 9.2%, respectively, of its total revenues from MCOs and other non-governmental third-party payors. The revenues, cash flows and profitability of the Company, like those of other companies in the health care industry, are affected by the continuing efforts of third-party payors to control expenditures for health care. In addition, reimbursement can be influenced by the financial instability of private third-party payors and by budget pressures and cost shifting by governmental payors. Furthermore, any change in reimbursement regulations, policies, interpretations or statutes could adversely affect the operations of the Company. The health care industry is experiencing a trend toward cost containment as third party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, seek to impose lower reimbursement and utilizations rates and to negotiate reduced capitated payment schedules with service providers. Further reductions in payments to health care providers or other changes in reimbursement for health care services could have a material adverse effect on the Company. These reductions could result from changes in current reimbursement rates. There can be no assurance that the effect of any or all of these changes in third-party reimbursement could be offset by the Company through cost reductions, increased volume, introduction of new services and systems or otherwise.

  Risk of Liability Claims. The Company is subject to liability claims in the event a Recipient fails to receive, or suffers harm in connection with, transportation arranged through the Company. Even unsuccessful claims could result in expenditure of funds in litigation, diversion of management time and resources or damage to the Company's reputation and the marketability of the Company's services and systems. Although the Company takes contractual steps to obtain indemnification for certain liabilities and maintains general commercial liability insurance, there can be no assurance that a successful claim could not be made against the Company, that the amount of indemnification payments or insurance would be adequate to cover the costs of defending against or paying such a claim or that the costs of defending against such a claim or the payment of damages by the Company would not have a material adverse effect on the Company.

  Broad Discretion Over Use of Proceeds. The principal purposes of the Offering by the Company are to obtain additional capital to support anticipated growth, expand the public market for the Common Stock, facilitate future access for the Company to public equity markets and enhance the Company's ability to use its Common Stock as consideration for potential acquisitions and as a means of attracting and retaining key employees. The Company expects to use the net proceeds to the Company from the Offering primarily for working capital and general corporate purposes, including marketing, sales force expansion, formation of new Operations Centers, acquisitions and providing collateral security for performance bonds in connection with new contracts. The cost, timing and amount of funds required for such uses by the Company cannot be precisely determined and will be based upon, among other things, market conditions and other factors beyond the control of the Company. Accordingly, management will retain discretion over the use of the proceeds. See "Use of Proceeds."

  No Prior Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for factors considered in determining the initial public offering price. From time to time after the Offering, there may be significant volatility in the market price of the Common Stock. Deviations in results of operations from estimates of securities analysts, changes in general conditions in the economy or the health care industry or other developments affecting the Company or its competitors could cause the market price of the Common Stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have often been unrelated to the operating performance of these companies. Concerns about the potential effects of health care reform measures have contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the Common Stock following the Offering. Any such fluctuations that occur following the completion of the Offering may adversely affect the market price of the Common Stock.

  Shares Eligible for Future Sale. Immediately after completion of the Offering, the Company will have 11,321,510 shares of Common Stock outstanding, of which the 3,300,000 shares sold pursuant to the Offering will be freely tradeable without restriction or further registration under the Securities Act, except those shares acquired by affiliates of the Company. Holders of the remaining shares will be eligible to sell such shares pursuant to Rule 144 under the Securities Act at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. In addition, 1,743,330 shares of Common Stock are issuable upon the exercise of outstanding stock options, the issuance of which shares is expected to be registered by the Company under the Securities Act and become freely tradeable without restriction. The Company and its current stockholders (holding an aggregate of 8,021,510 shares of Common Stock upon the closing of the Offering) have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock, until 180 days after the effective date of the Registration Statement, without the prior consent of Hambrecht & Quist LLC. Sales of substantial amounts of these shares in the public market or the availability of such shares for future sale could adversely affect the market price of the shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. See "Shares Eligible for Future Sale" and "Underwriting."

  Potential Anti-Takeover Effects of Charter and By-laws Provisions. Certain provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated By-laws (the "By-laws") of the Company may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that a stockholder might consider in his/her best interest. These provisions (i) provide that only the Board of Directors or certain members thereof or officers of the Company may call special meetings of the stockholders and (ii) authorize the issuance of "blank check" preferred stock having such designations, rights and preferences as may be determined from time to time by the Board of Directors. See "Description of Capital Stock."

  Control by Existing Stockholders. Following the completion of the Offering, the officers and directors of the Company will beneficially own approximately 50.4% of the outstanding shares of Common Stock. Following the offering, such persons may effectively be able to control the affairs of the Company, including the ability to delay or prevent a change of control of the Company. See "Principal and Selling Stockholders."

  Immediate and Substantial Dilution. Purchasers of the Common Stock in the Offering will incur immediate and substantial dilution in the net tangible book value per share of Common Stock of $9.21 per share. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, and after deducting the underwriting discounts and estimated offering expenses, are estimated to be $22,779,000. The Company intends to use the net proceeds it receives from the Offering approximately as follows:

     APPLICATION OF PROCEEDS                                 AMOUNT    PERCENT
     -----------------------                               ----------- -------
     Internal software development........................ $ 2,500,000    11%
     Expansion of existing Operations Centers.............   1,000,000     4%
     Working capital and general corporate purposes,
      including marketing, sales force expansion,
      formation of new Operations Centers, acquisitions
      and providing collateral security for performance
      bonds in connection with new contracts..............  19,279,000    85%

  The cost, timing and amount of funds required for such uses by the Company cannot be precisely determined and will be based upon, among other things, market conditions and other factors beyond the control of the Company.

  The Company may use a portion of such net proceeds to acquire businesses, but the Company does not have any commitments or agreements with respect to any such transaction. Pending such uses, the net proceeds to the Company of the Offering will be invested in short-term, interest-bearing, investment-grade securities.

  The Company and certain stockholders of the Company (the "Over-allotment Selling Stockholders") have granted the Underwriters a 30-day option to purchase up to an aggregate of 495,000 additional shares of Common Stock (195,000 from the Company and 300,000 from the Over-allotment Selling Stockholders) to cover over-allotments, if any. If the over-allotment option is exercised, the Company will not receive any proceeds from the sale of Common Stock by the Over-allotment Selling Stockholders. See "Principal and Selling Stockholders."

                                DIVIDEND POLICY

  To date, the Company has neither declared nor paid any cash dividends on shares of its Common Stock. The Company currently intends to retain its earnings for future growth and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis, (ii) the pro forma capitalization of the Company at March 31, 1998 assuming the conversion of the Preferred Stock, and
(iii) as adjusted to give effect to the sale of 2,300,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $11.00 per share and the application of the net proceeds therefrom. This table should be read in conjunction with the Financial Statements of the Company and Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."

                                                     MARCH 31, 1998
                                           ------------------------------------
                                                                   PRO FORMA
                                           ACTUAL   PRO FORMA(2) AS ADJUSTED(3)
                                           -------  ------------ --------------
                                                (UNAUDITED, IN THOUSANDS)
Short-term obligations, including current
 maturities of long-term obligations...... $   149    $   149       $   149
                                           -------    -------       -------
Long-term obligations, less current
 maturities............................... $   242    $   242       $   242
                                           -------    -------       -------
Stockholders' equity (deficit):
  Preferred stock, $.01 par value,
   1,000,000 shares authorized; 97,415
   issued and outstanding(4)..............       1         --            --
  Common stock, $.01 par value, 30,000,000
   shares authorized; 8,047,360 shares
   issued and outstanding actual;
   11,321,510 shares issued and
   outstanding as adjusted(1)(4)..........      80         90           113
Additional paid-in capital................   2,285      2,276        25,032
Deferred option plan compensation.........    (450)      (450)         (450)
Retained deficit..........................  (4,366)    (4,366)       (4,366)
                                           -------    -------       -------
    Total stockholders' equity (deficit)..  (2,450)    (2,450)       20,329
                                           -------    -------       -------
      Total capitalization................ $(2,059)   $(2,059)      $20,720
                                           =======    =======       =======

---------------------
(1) Excludes (i) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1998 Stock Option Plan and (ii) 1,533,330 shares of Common Stock reserved for issuance under the Company's 1995 Stock Option Plan and subject to outstanding options as of March 31, 1998 at a weighted average exercise price of $0.93 per share. See "Management--Stock Option Plans" and Note 7 of Notes to Financial Statements.
(2) Gives effect to the conversion of the issued and outstanding shares of Preferred Stock into 974,150 shares of Common Stock, in the aggregate.
(3) Gives effect to the sale of 2,300,000 shares of Common Stock and the application of the estimated net proceeds of $22,779,000 (after deducting underwriting discounts and estimated offering expenses) as set forth in "Use of Proceeds."
(4) Give effect to the increase in the Company's authorized capital stock effected in June 1998.

                                   DILUTION

  As of March 31, 1998, the Company had pro forma net tangible book value (deficit) of approximately $(2,513,000), or $(0.28) per share of Common Stock. Pro forma net tangible book value (deficit) represents the amount of total tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after March 31, 1998, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share (after deducting underwriting discounts and estimated offering expenses), the pro forma net tangible book value of the Company as of March 31, 1998 would have been approximately $20,266,000, or $1.79 per share. This represents an immediate increase in net tangible book value of $2.07 per share to existing stockholders and an immediate dilution of $9.21 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share..............         $11.00
     Net tangible book value (deficit) per share before the Of-
      fering.................................................... $(0.28)
     Increase per share attributable to new investors...........   2.07
                                                                 ------
   Pro forma net tangible book value per share after the Offer-
    ing.........................................................           1.79
                                                                         ------
   Dilution per share to new investors..........................         $ 9.21
                                                                         ======

  The following table summarizes, on a pro forma basis as of March 31, 1998, the differences between existing stockholders and the new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                             SHARES PURCHASED   TOTAL CONSIDERATION
                            ------------------  -------------------  AVERAGE PRICE
                              NUMBER   PERCENT    AMOUNT    PERCENT    PER SHARE
                            ---------- -------  ----------- -------  -------------
   Existing stockhold-
    ers(1).................  8,021,510  70.85%  $ 1,851,443   4.85%     $ 0.23
   New investors(1)........  3,300,000  29.15%  $36,300,000  95.15%     $11.00
                            ---------- ------   ----------- ------
       Total............... 11,321,510 100.00%  $38,160,648 100.00%
                            ========== ======   =========== ======

                             ---------------------
(1)Includes 1,000,000 shares of Common Stock to be purchased by new investors from the Selling Stockholder, which represents 8.83% of the shares which will be outstanding following "The Offering." See "Principal and Selling Stockholders."

  Other than as noted above, the foregoing computations assume no exercise of stock options under the Company's 1998 Stock Option Plan and 1995 Stock Option Plan after March 31, 1998. As of March 31, 1998, there were no options outstanding under the 1998 Stock Option Plan and there were options outstanding to purchase 1,533,330 shares of Common Stock under the 1995 Stock Option Plan at a weighted average exercise price of $0.93 per share. To the extent options granted under the Company's 1995 Stock Option Plan are exercised, there will be further dilution to new investors. See "Management-- Stock Option Plans" and Note 7 of Notes to Financial Statements.

                        SELECTED FINANCIAL INFORMATION

  The following data has been derived from financial statements audited by Price Waterhouse LLP, independent certified public accountants. Balance sheets at December 31, 1996 and 1997 and the related statements of operations and of cash flows for the three years ended December 31, 1997 and Notes thereto appear elsewhere in this Prospectus. The financial data at March 31, 1998 and for the three months ended March 31, 1997 and 1998 has been derived from unaudited financial statements also appearing elsewhere herein and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the unaudited interim periods. The historical results are not necessarily indicative of results of any future period.

                                                                 THREE MONTHS
                                                                    ENDED
                                 YEAR ENDED DECEMBER 31,          MARCH 31,
                               -------------------------------  ---------------
                                1994    1995    1996    1997     1997    1998
                               ------  ------  ------  -------  ------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Transportation management
   services .................. $  --   $  --   $1,530  $10,768  $  988  $11,715
  Related party...............    --      --    1,668      603     374      --
  Other.......................    --      392     438      131     --       --
                               ------  ------  ------  -------  ------  -------
    Total revenues............    --      392   3,636   11,502   1,362   11,715
                               ------  ------  ------  -------  ------  -------
Operating expenses:
  Purchased transportation....    --      --    1,296   11,213     899    9,503
  Direct labor................    --      --    1,178    1,836     369      902
  Selling, general and admin-
   istrative..................    126     311   1,043    2,665     318    1,089
  Other.......................    --      190     205      --      --       --
                               ------  ------  ------  -------  ------  -------
    Total operating expenses..    126     501   3,722   15,714   1,586   11,494
                               ------  ------  ------  -------  ------  -------
 Income (loss) from opera-
  tions.......................   (126)   (109)    (86)  (4,212)   (224)     221
 Other income (expense) net...     (8)    (18)    (33)      (2)     (2)       7
                               ------  ------  ------  -------  ------  -------
 Net income (loss)............ $ (134) $ (127) $ (119) $(4,214) $ (226) $   228
                               ======  ======  ======  =======  ======  =======
  Basic net income (loss) per
   share...................... $(0.03) $(0.03) $(0.02) $ (0.59) $(0.04) $  0.03
  Weighted average shares out-
   standing...................  5,000   5,000   5,550    7,189   5,797    8,047
  Diluted net income (loss)
   per share.................. $(0.03) $(0.03) $(0.02) $ (0.59) $(0.04) $  0.02
  Weighted average shares and
   potentially dilutive shares
   outstanding................  5,000   5,000   5,550    7,189   5,797   10,256

                                                       DECEMBER 31,    MARCH 31
                                                       --------------  --------
                                                       1996    1997      1998
                                                       -----  -------  --------
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........................... $  71  $   640   $ 3,681
  Working capital.....................................  (427)  (3,519)   (3,367)
  Total assets........................................   968    2,258     6,875
  Long-term debt, less current maturities.............    32      239       242
  Total stockholders' deficit.........................  (298)  (2,678)   (2,450)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Financial Information" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements where they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" as well as those discussed elsewhere herein.

OVERVIEW

  LogistiCare provides non-emergency transportation management services to government health and human service agencies and MCOs. The Company seeks to establish itself as the central contact for three constituencies: third-party payors, transportation carriers and individuals eligible for transportation benefits ("Recipients"). The Company does not own any transportation carriers or operate any vehicles for the transportation of individuals. The Company provides services in which the Company coordinates, and through contracts with unaffiliated transportation carriers provides, non-emergency transportation for Recipients who are eligible to receive such transportation pursuant to agreements with, or plans of, government health and human service agencies and MCOs ("Brokerage Logistics"). In addition, a small percentage of the Company's current revenues are generated from services in which the Company manages the internal logistics requirements of independent transportation carriers and carrier networks ("Service Bureau Logistics").

  The Company was incorporated in March 1994 in Delaware. In April 1994, the Company acquired for $150,000 from Automated Dispatch Services, Inc. ("Services"), the owner of RealTime, royalty-free rights to use, and exclusive rights to modify and sublicense, RealTime, a computer-aided dispatch and transportation logistics software system, for general transportation dispatch purposes. RealTime was first conceptualized by, and designed and developed under the supervision of, John L. Shermyen, the President of Services at such time and the current President and Chief Executive Officer of the Company and, upon consummation of the Offering, the Chairman of the Board of the Company. During 1995, the Company realized its first revenues through the performance of transportation management consulting services and the resale of two-way land mobile radio equipment. In January 1996, the Company purchased all of the outstanding shares of Automated Dispatch Systems, Inc. ("Systems") for a combination of cash, stock and debt and subsequently merged Systems into itself. Systems' previous operations have become the Company's Florida Operations Center. In May 1996, the Company established its Connecticut Operations Center through which it provides non-emergency transportation management services to various MCOs. In October 1997, the Company established its Georgia Operations Center through which it provides non-emergency transportation management services under three contracts with the Georgia Department of Medical Assistance ("GDMA") with respect to approximately 500,000 Medicaid beneficiaries in certain regions of Georgia. These contracts were awarded in July 1997 pursuant to a competitive bidding process. In November 1997, the Company was awarded the right, pursuant to a competitive bidding process, to negotiate with the Connecticut Department of Social Services ("CDSS") to provide non-emergency transportation management services with respect to approximately 40,000 beneficiaries in certain regions of Connecticut. The Company began providing such services under a written memorandum of understanding with the CDSS in February 1998 through the Connecticut Operations Center and executed a final contract with the CDSS for such services in May 1998.

  The Company's revenues are generated principally from transportation management services. The majority of these revenues are generated from Brokerage Logistics contracts which are structured as capitated arrangements under which the Company receives a fixed fee per eligible Recipient and, to a lesser extent, fee-for-service arrangements under which the Company is paid a predetermined amount per trip which includes the total cost of transportation. The Company also generates revenues from Service Bureau Logistics contracts under which the Company is compensated on a fee-for-transaction basis in which the Company receives a payment for every transportation event processed. The Company does not earn revenues or incur costs with respect to purchased transportation in connection with the provision of Service Bureau Logistics. However, the Company does earn revenues and incur costs with respect to purchased transportation in connection with the provision of Brokerage Logistics. Revenues from transportation management services accounted for 100% of total revenues in the quarter ended March 31, 1998 and approximately 93.6% of total revenues in the year ended December 31, 1997. Revenues under capitated contracts are recognized over the capitation period, generally one month. Revenues earned under fee-for-service and fee-for-transaction arrangements are recognized when the service is provided.

  The Company's operations for the three month period ended December 31, 1997 resulted in losses of $3,546,000 on total revenues of $6,789,000. This loss was primarily the result of costs associated with the contracts between the Company and the GDMA under which the Company began providing transportation management services on October 1, 1997. Shortly after the Company began performing under the GDMA contracts, management realized that the transportation utilization requirements under these contracts were materially greater than indicated by the utilization data that was provided to the Company by the GDMA as part of the competitive bidding process. To address this issue, the Company conducted a series of negotiations with the GDMA from October 1997 through February 1998 that resulted in amendments to the original contracts. The amendments provide for substantial price increases in the capitated rates received by the Company for the period from February 1, 1998 to June 30, 1998, substantial price increases for each of the two one-year contract renewal periods, and the modification of certain operating requirements in favor of the Company. In May 1998, the GDMA exercised the first option to renew with respect to each of the GDMA contracts.

  The capitation rates during the two one-year contract renewal periods, while substantially higher than the rates in effect from October 1997 through January 1998, are 23% to 26% lower than the rates that were in effect for the five-month period beginning February 1, 1998. As a result, management anticipates that revenues under the contracts between the Company and the GDMA will be substantially greater during the three-month periods ended March 31 and June 30, 1998 than any other quarter of the current contract period or the two subsequent one-year contract renewal periods. The pricing structure negotiated as part of the amendments to the original contracts was developed with a higher capitation rate in the initial months to allow, among other things, Company management the opportunity to implement operational changes to more aggressively control utilization and negotiate lower prices with transportation carriers. If the capitation rates which went into effect under the GDMA contracts as of July 1, 1998 were in effect as of January 1, 1998, revenues for the three month period ended March 31, 1998 would have been approximately $700,000 less than actual revenues for such period.

  The Company's most significant expenses are purchased transportation and direct labor. Purchased transportation expenses are paid under capitated and fee-for-service contracts. The Company either purchases transportation on a per trip basis, or subcontracts with transportation carriers to gain access to a certain number of vehicles for a fixed fee. The price of purchased transportation is negotiated between the Company and the transportation carrier and is based upon (among other things) labor, gasoline and vehicle costs. Contemporaneous with the renegotiation of the GDMA contracts, the Company renegotiated the prices it would pay to most transportation carriers at substantially lower rates than under the original arrangements.

  Direct labor costs consist of wages paid by the Company to customer service representatives and other individuals servicing contracts. The Company's ability to control costs associated with purchased transportation and direct labor will have the most direct impact on profitability under current and future capitated and fee-for-service contracts. The Company is subject to potential cost overruns and there can be no assurance that the Company will maintain profitability under its current or future contracts.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of revenues:

                                                       THREE MONTHS
                                  YEAR ENDED               ENDED
                                 DECEMBER 31,            MARCH 31,
                               ---------------------   ---------------
                               1995    1996    1997     1997     1998
                               -----   -----   -----   ------   ------
Revenues:
  Transportation management
   services ..................   --     42.1%   93.6%    72.5%   100.0%
  Related Party...............   --     45.9     5.3     27.5      --
  Other....................... 100.0%   12.0     1.1      --       --
                               -----   -----   -----   ------   ------
      Total revenues.......... 100.0   100.0   100.0    100.0    100.0
                               -----   -----   -----   ------   ------
Operating expenses:
  Purchased transportation....   --     35.7    97.4     66.0     81.1
  Direct labor................   --     32.4    16.0     27.1      7.7
  Selling, general and
   administrative.............  79.4    28.7    23.2     23.3      9.3
  Other.......................  48.5     5.6     --       --       --
                               -----   -----   -----   ------   ------
    Total operating expenses.. 127.9   102.4   136.6    116.4     98.1
                               -----   -----   -----   ------   ------
  Income (loss) from
   operations................. (27.9)   (2.4)  (36.6)   (16.4)     1.9
Other income (expense):
  Interest income.............   --      --      0.2      --       0.2
  Interest expense............  (4.5)   (0.9)   (0.2)    (0.2)    (0.2)
                               -----   -----   -----   ------   ------
Net income (loss)............. (32.4)%  (3.3)% (36.6)%  (16.6)%    1.9%
                               =====   =====   =====   ======   ======

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1997

  Revenues. Total revenues increased 760.0% to $11,715,000 for the three month period ended March 31, 1998 as compared to $1,362,000 for the same period for 1997. This increase was primarily a result of (i) revenues of $9,230,000 from the contracts between the Company and the GDMA, and (ii) revenues of $1,400,000 from the contract between the Company and the CDSS. Operations under these contracts began producing revenues for the Company on October 1, 1997 and February 1, 1998, respectively. Total revenues from transportation management services for the three months ended March 31, 1998 also reflect an increase in the capitation rates under the GDMA contracts, effective February 1, 1998. The capitation rates in effect under the GDMA contracts subsequent to July 1, 1998 are 23% to 26% lower than rates that were in effect for the period prior to July 1, 1998.

  As of March 31, 1998, the Company had $4,229,406 of deferred revenue. Deferred revenue relates to funds received from the GDMA in November 1997 and March 1998 in the amounts of $1,250,000 and $5,236,000, respectively. The Company received the $1,250,000 payment pursuant to a written memorandum of understanding entered into in November 1997 between the Company and the GDMA in connection with the Company's claim that the data provided by the GDMA under the original contracts between the parties understated the number of passengers to be transported under the contracts. The $5,236,000 payment was received from the GDMA for similar reasons. Based on the increased capitation rates, effective February 1, 1998, included in the amended contract with the GDMA, which superseded the prior memorandum of understanding, the Company recognized as revenue $2,257,000 of amounts previously deferred in the first quarter of 1998, and the balance of deferred revenue as revenue in the second quarter of 1998.

  Purchased Transportation. The cost of purchased transportation increased 957.7% to $9,503,000 for the three month period ended March 31, 1998 as compared to $899,000 for the same period for 1997. This increase was primarily a result of the purchase by the Company of additional transportation services as required to meet the Company's obligations under the GDMA and CDSS contracts. As a percentage of revenues, purchased transportation increased to 81.1% for the three month period ended March 31, 1998 from 66.0% for the same period in 1997 due, in large part, to the Company's increase in Brokerage Logistics contracts.

  Direct Labor. The cost of direct labor increased 144.1% to $902,000 for the three months ended March 31, 1998 as compared to $369,000 for the same period for 1997. This increase was primarily a result of the additional direct labor required to meet the Company's obligations under the GDMA and CDSS contracts. As a percentage of revenues, direct labor decreased to 7.7% for the three month period ended March 31, 1998 from 27.1% for the same period in 1997. This is due in large part to a change in the Company's product mix from primarily Service Bureau Logistics, pursuant to which the Company does not earn revenues or incur costs with respect to purchased transportation, to primarily Brokerage Logistics, pursuant to which the Company earns revenues and incurs costs with respect to purchased transportation.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 242.1% to $1,089,000 for the three months ended March 31, 1998 as compared to $318,000 for the same period for 1997. This increase was primarily a result of the additional selling, general and administrative expenses required to meet the Company's obligations under the GDMA and CDSS contracts and increased marketing efforts. As a percentage of revenues, selling, general and administrative expenses decreased to 9.3% for the three month period ended March 31, 1998 from 23.3% for the same period in 1997. This is due in large part to a change in the Company's product mix from primarily Service Bureau Logistics, pursuant to which the Company does not earn revenues or incur costs with respect to purchased transportation, to primarily Brokerage Logistics, pursuant to which the Company earns revenues and incurs costs with respect to purchased transportation.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

  Revenues. Total revenues increased 216.3% to $11,502,000 for the year ended December 31, 1997 as compared to $3,636,000 for the same period for 1996. This increase was primarily a result of revenues of $5,572,000 from the contracts between the Company and the GDMA. Operations under the GDMA contracts began producing revenues for the Company in October 1997. Total revenues from the sale of communications equipment decreased 100% for the year ended December 31, 1997 as compared to $226,000 for the same period for 1996. This decrease resulted from the Company's decision in June 1997 to no longer engage in the sale of communications equipment.

  Purchased Transportation. The cost of purchased transportation increased 765.0% to $11,213,000 for the year ended December 31, 1997 as compared to $1,296,000 for the same period for 1996. This increase was primarily a result of the purchase by the Company of additional transportation services as required to meet the Company's obligations under the GDMA contract. As a percentage of revenues, purchased transportation increased to 97.5% for the year ended December 31, 1997 from 35.7% for the same period in 1996 due, in large part, to a change in product mix. Further, the purchased transportation required under the contracts between the Company and the GDMA was significantly greater than indicated by the statistical data used to develop the contract pricing. The Company conducted a series of negotiations with the GDMA from October 1997 through February 1998 which resulted in an increase in the pricing under the contracts beginning February 1, 1998 which more closely reflects the demographic makeup of the Recipient population.

  Direct Labor. The cost of direct labor increased 55.8% to $1,836,000 for the year ended December 31, 1997 as compared to $1,178,000 for the same period for 1996. This increase was primarily a result of the additional direct labor required to meet the Company's obligations under the GDMA contracts. As a percentage of revenues, direct labor decreased to 16.0% for the year ended December 31, 1997 from 32.4% for the same period in 1996. This is due in large part to a change in the Company's product mix from primarily Service Bureau Logistics, pursuant to which the Company does not earn revenues or incur costs with respect to purchased transportation, to primarily Brokerage Logistics, pursuant to which the Company earns revenues and incurs costs with respect to purchased transportation.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 155.6% to $2,665,000 for the year ended December 31, 1997 as compared to $1,043,000 for the same period for 1996. This increase was primarily a result of the additional selling, general and administrative expenses, such as hiring additional employees, required to meet the Company's obligations under the GDMA contracts and increased marketing efforts. As a percentage of revenues, selling, general and administrative expenses decreased to 23.1% for 1997 from 28.7% for the same period in 1996. This is due in large part to a change in the Company's product mix from primarily Service Bureau Logistics, pursuant to which the Company does not earn revenues or incur costs with respect to purchased transportation, to primarily Brokerage Logistics, pursuant to which the Company earns revenues and incurs costs with respect to purchased transportation.

SELECTED QUARTERLY RESULTS OF OPERATIONS

  Set forth below are selected quarterly statement of operations data for the five fiscal quarters ended March 31, 1998. This information is derived from unaudited quarterly financial data which include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of operating results for such periods. This information should be read in conjunction with the Financial Statements and related Notes thereto contained elsewhere in this Prospectus. Results of operations for any quarter are not necessarily indicative of results for any future period.

  Selling, general and administrative expenses decreased 20.2% to $1,089,000 for the three month period ended March 31, 1998 from $1,364,000 for the three month period ended December 31, 1997 primarily as a result of costs incurred to start operations under the GDMA contracts in the fourth quarter of 1997.

                                              QUARTER ENDED
                         ---------------------------------------------------------------
                         MAR. 31,     JUNE 30,    SEPT. 30,     DEC. 31,      MAR. 31,
                           1997         1997         1997         1997          1998
                         ---------   ----------   ----------   -----------   -----------
Revenues:
  Transportation
   management services.. $ 987,519   $1,250,896   $1,740,561   $ 6,789,264   $11,714,962
  Related Party.........   374,744      227,991          --            --            --
  Other.................       --       131,000          --            --            --
                         ---------   ----------   ----------   -----------   -----------
   Total revenues....... 1,362,263    1,609,887    1,740,561     6,789,264    11,714,962
                         ---------   ----------   ----------   -----------   -----------
Operating expenses:
  Purchased
   transportation.......   898,526    1,051,528      969,972     8,293,379     9,503,377
  Direct labor..........   369,471      374,879      413,322       677,833       901,837
  Selling, general and
   administrative.......   318,339      372,204      611,164     1,363,740     1,088,916
                         ---------   ----------   ----------   -----------   -----------
   Total operating
    expenses............ 1,586,336    1,798,611    1,994,458    10,334,952    11,494,130
                         ---------   ----------   ----------   -----------   -----------
   Income (loss) from
    operations..........  (224,073)    (188,724)    (253,897)   (3,545,688)      220,832
Other income (expense):
  Interest income.......       --           268        7,242        18,419        26,822
  Interest expense......    (1,493)      (5,540)      (1,198)      (19,306)      (20,113)
                         ---------   ----------   ----------   -----------   -----------
Net income (loss) ...... $(225,566)  $ (193,996)  $ (247,853)  $(3,546,575)  $   227,541
                         =========   ==========   ==========   ===========   ===========
Revenues:
  Transportation
   management services..      72.5%        77.7%       100.0%        100.0%        100.0%
  Related Party.........      27.5         14.2          --            --            --
  Other.................       --           8.1          --            --            --
                         ---------   ----------   ----------   -----------   -----------
   Total revenues.......     100.0        100.0        100.0         100.0         100.0
                         ---------   ----------   ----------   -----------   -----------
Operating expenses:
  Purchased
   transportation.......      66.0         65.3         55.7         122.1          81.1
  Direct labor..........      27.1         23.3         23.7          10.0           7.7
  Selling, general and
   administrative.......      23.3         23.1         35.2          20.1           9.3
                         ---------   ----------   ----------   -----------   -----------
   Total operating
    expenses............     116.4        111.7        114.6         152.2          98.1
                         ---------   ----------   ----------   -----------   -----------
   Income (loss) from
    operations               (16.4)       (11.7)       (14.6)        (52.2)          1.9
Other income (expense):
  Interest income.......       --           --           0.4           0.3           0.2
  Interest expense......      (0.2)        (0.4)         --           (0.3)         (0.2)
                         ---------   ----------   ----------   -----------   -----------
Net income (loss) ......     (16.6)%      (12.1)%      (14.2)%       (52.2)%         1.9%
                         =========   ==========   ==========   ===========   ===========

  The Company's revenues and operating results are subject to significant variation from quarter to quarter depending on a number of factors, including the commencement and completion of contracts during any particular quarter, schedules of the customers awarding the contracts, and period to period changes in contract pricing. See "Risk Factors."

LIQUIDITY AND CAPITAL RESOURCES

  At March 31, 1998, and the years ended December 31, 1997 and 1996 the Company had $3,681,000, $640,000 and $71,000 respectively, in cash and cash equivalents. The Company's principal sources of liquidity as of March 31, 1998, and the years ended December 31, 1997 and 1996 consisted of cash and cash equivalents and net accounts receivable of $5,686,000, $1,155,000 and $536,000, respectively.

  The Company's working capital deficit as of March 31, 1998 and December 31, 1997 was $3,367,000 and $3,519,000, respectively, and the ratio of current assets to current liabilities was 0.63:1 and 0.25:1 on such dates, respectively. The working capital deficit at both dates related to the Company's contracts to provide Brokerage Logistics services to the GDMA. As of March 31, 1998 and December 31, 1997, the Company had $4,229,000 and $1,250,000, respectively, of deferred revenue in respect of such contracts. The Company recognized $2,257,000 as revenue in respect of such amounts in the first quarter of 1998 and expects to recognize the balance thereof in the second quarter of 1998. The working capital deficit as of December 31, 1997 was also due to expenses incurred in the quarter then ended as the Company commenced the performance of services under the GDMA contracts.

  Accounts receivable increased for the three months ended March 31, 1998 primarily as a result of amounts due to the Company under its contract with the CDSS. Although the Company has been providing services to the CDSS under a written memorandum of understanding since February 1998, payments to the Company for such services were delayed by the CDSS until the final contract was executed in May 1998. As of June 30, 1998, the total accounts receivable due to the Company under its contract with the CDSS was approximately $652,000.

  Cash provided by operating activities for the three months ended March 31, 1998 was $3,148,000 which primarily reflects net income for the quarter and deferred revenue of $3,209,000. Cash used in operating activities of $424,000 for the year end December 31, 1997 was affected by increased deferred revenue of $1,119,000, a net loss, and non-cash items.

  The Company has financed its growth, capital expenditures and working capital needs since inception through a series of private placements of capital stock (approximately 76% of financing since inception), borrowings from stockholders on a short-term basis from time to time, all of which borrowings have been repaid (approximately 5% of financing since inception) and capital leases (approximately 18% of financing since inception). In May 1998, the Company entered into a $1 million revolving line of credit with NationsBank, N.A., which bears interest at a floating rate of prime plus 1%, to provide funds for working capital and general corporate purposes. As of July 20, 1998, the Company had not borrowed any funds under such line of credit.

  The Company's principal commitments as of March 31, 1998 were leases on its facilities. The Company's principal capital needs are for working capital and the expansion of its business. The Company believes that the net proceeds from the sale of Common Stock offered hereby, together with funds generated by operations, will provide adequate cash to fund its operations for at least the next 18 months, which may include start-up costs associated with new contract awards, obtaining additional office space, establishing new offices, expanding marketing efforts, purchasing computer and telephone equipment, developing software enhancements and providing collateral security for performance bonds in connection with new contracts.

REIMBURSEMENT RATES

  The health care industry is experiencing a trend toward cost containment as third-party payors seek to obtain lower reimbursement and utilization rates with health care providers. Further reductions in payments to health care providers or other changes in reimbursement for health care services could adversely affect the Company's business and results of operations.

YEAR 2000 COMPLIANCE

  The Company believes that its computer systems are currently Year 2000 compliant. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. The Company does not have any information concerning the Year 2000 compliance status of its clients or the transportation carriers with whom it contracts.

                                   BUSINESS

  LogistiCare manages non-emergency transportation services for government health and human service agencies and managed care organizations ("MCOs"). The Company seeks to establish itself as the central contact for three constituencies: third-party payors, transportation carriers and individuals eligible for transportation benefits ("Recipients"). The Company believes that its management expertise and RealTime software system enable it to provide sophisticated and efficient transportation management services. The Company currently conducts its business through centralized Operations Centers in Georgia, Florida and Connecticut, and intends to expand into selected new regional markets.

  The Company's Brokerage Logistics services, contracted under both capitated and, to a lesser extent, fee-for-service arrangements, provide third-party payors with an outsourcing alternative for their transportation requirements. These services include: processing requests for transportation from Recipients, determining their eligibility for such services, coordinating and purchasing transportation, reporting encounter data and performing other logistical and quality-assurance activities associated with non-emergency transportation. The Company does not own or operate any vehicles for the transportation of individuals. Instead, the Company establishes cost-effective networks of carriers by selecting and negotiating with qualified transportation carriers within each region under contract. Such independent transportation carriers are assisted and evaluated by the Company on an ongoing basis to ensure conformity with the Company's quality standards.

  The Company was incorporated in Delaware in March 1994 as RadioSoft, Inc. In January 1996, the Company acquired all of the outstanding shares of Automated Dispatch Systems, Inc., a Florida corporation ("Systems"). Systems had previously acquired certain assets of Automated Dispatch Services, Inc., a Delaware corporation. In September 1996, the Company changed its name to Automated Dispatch Solutions, Inc. and subsequently merged Systems into itself in January 1997. In October 1997, the Company changed its name to LogistiCare, Inc.

INDUSTRY OVERVIEW

  The provision of non-emergency transportation to the poor, elderly, handicapped and other Recipients among residences, nursing homes, hospitals, workplaces, retail outlets and other sites is subsidized by third-party payors in certain circumstances. Third-party payors include both government entities, such as state agencies that administer Medicaid programs, programs that provide transportation mandated by the Americans with Disabilities Act, programs that implement welfare-to-work initiatives and private payors, such as MCOs, that provide non-emergency transportation benefits to commercial and Medicare beneficiaries.

  Currently, in geographic markets in which the Company does not operate, non-emergency transportation is provided in large measure through a fragmented delivery system consisting primarily of small transportation companies that frequently provide only one class of service (e.g., ambulatory, wheelchair or ambulance) to local markets. In a typical transaction, an individual schedules a trip with a transportation carrier who subsequently submits a receipt for the cost of the trip to a third-party payor for reimbursement. The Company believes that this system is highly inefficient and provides no incentive to manage utilization or contain costs, while at the same time it provides an opportunity for abuses by passengers and transportation carriers that the Company believes are difficult for third-party payors to effectively identify and prevent.

  The Company believes that the growing demand for non-emergency transportation, combined with third-party payors' increasing dissatisfaction with the current system, has created the need for a more sophisticated alternative to manage utilization and contain costs while providing transportation services at or above existing levels of quality. The Company believes that government agencies, MCOs and other third-party payors will increasingly turn to third parties, such as the Company, that are independent of transportation carriers to coordinate and manage all classes of non-emergency transportation services.

STRATEGY

  The Company's goal is to become the nation's leading provider of non-emergency transportation management services to government agencies, MCOs and other third-party payors by establishing itself as the central contact for three constituencies: third-party payors, transportation carriers and Recipients. Key components of the Company's strategy for achieving these objectives include:

  Build Recurring Revenue. The Company seeks to generate recurring revenue by entering into long-term arrangements with third-party payors, including government agencies and MCOs, to provide transportation management services. The Company believes that the quality of its services and advanced software system will enable it to attract such payors, and that opportunities may exist to acquire from transportation carriers existing management service contracts with other payors. Once the Company has entered into such arrangements or acquired such contracts, these factors, combined with the inherent costs of switching to another organization, will enable it to retain these clients.

  Expand Within New and Existing Regional Markets. Through the establishment of additional Operations Centers, the Company can efficiently expand its capabilities within existing markets as well as enter new regional markets. The Company has developed an implementation program that allows it to quickly and inexpensively establish Operations Centers. As a result, the Company is able to negotiate and execute a contract in a new market before it begins incurring the costs of operating a center in that market. The Company has demonstrated the ability to open new Operations Centers in less than 45 days for a cost of under $400,000 per center.

  Pursue Long-Term Capitated Contracts. The Company believes that government agencies, MCOs and other third-party payors are increasingly looking to outsource transportation management services on a capitated basis to third parties, such as the Company, who are independent of transportation carriers. The Company believes that its advanced software system, management expertise and access to a substantial Recipient database enable it to accurately assess and profitably manage these contracts.

  Create Networks of Transportation Carriers. The Company coordinates and manages transportation services through a network of unaffiliated transportation carriers. The Company's contracts with government agencies and MCOs enable it to gain financial control over purchasing transportation services from local transportation carriers. As a result, the Company can negotiate favorable long-term arrangements with the carriers it selects and establish cost-effective networks of carriers in each region. This also enables the Company to more effectively manage the quality and cost of services provided to Recipients.

  Realize Operational Efficiencies. As part of opening each new Operations Center, the Company undergoes an extensive training program with its customer service representatives and transportation carriers, which allows the Company to recognize operational efficiencies over time. Similarly, the Company is able to use the initial results from an Operations Center to refine its Recipient utilization database and provide more cost-effective services. The Company believes that these efforts allow it to provide high-quality services, to better leverage its personnel, transportation carrier network and database resources and to improve profitability.

TRANSPORTATION MANAGEMENT SERVICES

  The Company believes that it has been a pioneer in offering government agencies and MCOs an outsourcing alternative for managing transportation services on a capitated basis. The Company believes that its current clients benefit from, and its prospective clients will be attracted by, the following strengths and differentiating characteristics:

  . Capitation Contracts. The Company believes that by offering services on a capitated basis, it allows clients to contain costs and minimize risks associated with fluctuation in volume of transportation requests.

  . Centralized Function. The Company serves as a central contact for third-party payors, transportation carriers and Recipients. The Company contracts with both third-party payors that have transportation-related needs and with a selected network of transportation carriers that will service such needs. The geographic area covered by the third-party payor contract is generally larger than most transportation carriers could service individually. The Company coordinates the provision of such services to the Recipients in a cost-effective and efficient manner.

  . Quality Assurance Services. The Company provides services such as driver and attendant training, vehicle mechanical and safety maintenance monitoring, utilization reporting for program assessment, and federal and state reporting compliance assessment to ensure that the highest quality of service is furnished by transportation carriers and that third-party payors receive the maximum benefit.

  . Enhanced Perception of Health Care Services. The Company believes that a Recipient's perception of the health care services that he or she receives is enhanced by the Company's provision of reliable, courteous and appropriate transportation to and from medical appointments, which reduces defections by Recipients to other MCO plans and contributes to an MCO's ability to attract enrollees.

  . Technical Resources and Expertise. The Company believes it has the technical resources and expertise necessary to manage large and complex transportation programs efficiently while controlling costs. In addition, the Company believes that its software system, RealTime, allows it to more efficiently process and effectively analyze data and, therefore, to provide more sophisticated transportation management services than independent transportation carriers.

  The Company provides two principal types of transportation management services: (i) Brokerage Logistics and (ii) Service Bureau Logistics.

  Brokerage Logistics

  The Company principally offers non-emergency transportation management services to government agencies, MCOs and other third-party payors in which the Company coordinates and purchases transportation for Recipients. The Company's broad range of services includes: processing requests for transportation from Recipients, determining their eligibility for such services, coordinating and purchasing transportation, reporting encounter data and performing other logistical and quality assurance services associated with non-emergency transportation. Transportation is furnished to Recipients pursuant to contracts between the Company and independent transportation carriers that are selected, assisted and evaluated on an ongoing basis. The Company does not own any transportation carriers or operate any vehicles itself. The Company is compensated for these services primarily on a capitated basis and, to a lesser extent, on a fee-for-service basis.

  The Company uses RealTime to monitor and analyze Recipient usage within the service limitation parameters, which allows the Company to quickly identify and prevent unauthorized travel. The Company's projection of the costs to be incurred in servicing a contract is based upon, among other considerations, relevant demographic information relating to the covered population, including number of potential Recipients, age, residence distance from medical facilities and information derived from their collective medical histories, as well as the contractual conditions that restrict actual travel. Through use of its proprietary database and independent research of publicly-available resources, the Company believes that it can properly analyze the cost implications of the various demographic considerations and contractual conditions applicable to capitated contracts. Certain demographic information relating to the covered population and used by the Company in its analysis of projected costs generally is made available to the Company by the government agency or MCO that is soliciting proposals.

  Currently, the Company has eight contracts to provide Brokerage Logistics for government agencies and MCOs covering approximately 700,000 persons who are eligible under certain circumstances for some type of transportation benefits.

  Three of the Company's largest contracts by revenue are with the Georgia Department of Medical Assistance ("GDMA"). Under these contracts, the Company coordinates and administers non-emergency transportation services with respect to approximately 500,000 individuals in the Central, Southwest and East regions of Georgia who are eligible for such services under the Georgia Medical Assistance Program (Medicaid). To ensure that transportation resources are used in conformance with Medicaid guidelines, each contract contains specific service parameters and Recipient eligibility criteria. The Company is compensated for these services on a monthly basis based on negotiated capitated rates. Each of these contracts was originally scheduled to expire on June 30, 1998, subject to two successive one year options to renew, exercisable solely by the GDMA in its discretion. In May 1998, the GDMA exercised the first option to renew with respect to each of the GDMA contracts. Since July 1, 1998, capitation rates under the GDMA contracts have been 23% to 26% lower than the rates that were in effect from February 1, 1998 through June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Overview." The GDMA may terminate these contracts in certain circumstances, including if it determines that such termination is in the State of Georgia's best interest or that sufficient funds no longer exist to pay its obligations under such contracts.

  In February 1998, the Company began providing services to the Connecticut Department of Social Services ("CDSS"), under a written memorandum of understanding with the CDSS and executed a final contract for such services in May 1998. Under this contract, the Company coordinates and administers non-emergency transportation services with respect to approximately 40,000 individuals in the South West and South Central regions of Connecticut who are eligible for such services under the Connecticut Medicaid and General Assistance Programs and who are not enrolled in a Medicaid Managed Care plan. To ensure that transportation resources are used in conformance with Medicaid guidelines, this contract contains specific service parameters and Recipient eligibility criteria. The Company is compensated for these services on a monthly basis based on capitated rates resulting from the RFP bidding process and the CDSS' estimate of monthly enrollment and transportation costs that would otherwise be incurred on a fee-for-service basis. The CDSS contract expires on January 31, 1999 and is subject to two successive one year options to renew, exercisable solely in the discretion of the CDSS. The CDSS contract is terminable by the CDSS upon 90-days notice to the Company for any reason, and upon lesser notice to the Company in certain circumstances, and the CDSS may terminate the contract or reduce the contracted amount of compensation at any time in the event that sufficient funds no longer exist to pay its obligations.

  Service Bureau Logistics

  The Company also offers transportation management services directly to independent transportation carriers and carrier networks where the Company manages the internal logistics requirements of the carrier or carrier network. The Company is compensated for these services on a fee-for- transaction basis (i.e., based on a fixed fee for each trip administered by the Company).

  Currently, the Company provides Service Bureau Logistics only through its Florida Operations Center. The Company has three contracts under which it manages and administers the order entry, radio dispatching, routing, accounting, billing and other internal logistics and quality-assurance activities for local transportation carriers that furnish non-emergency transportation to Medicaid beneficiaries and MCO members. During 1997, the Company managed approximately 1,000,000 trips for these clients, which generated approximately $12,000,000 in revenues for such clients.

INFORMATION TECHNOLOGY

  The Company uses a proprietary software system, RealTime, in each of its Operations Centers to assist in the management of transportation services. RealTime contains the program modules necessary for the Company to integrate, and provide the services associated with, each element of its transportation management services. These modules are as follows: order entry, dispatch, routing, operations control and analysis, graphical mapping, mobile data control and external interface facility.

  Currently, RealTime processes approximately 16,000 calls from Recipients per day through the Company's three Operations Centers. RealTime performs all of the operation functions associated with the delivery of non-emergency transportation services on a demand basis and, in the past, has been used by the

Florida Operations Center to manage ambulance services. However, the Company intends to limit its application primarily to services relating to the transportation of individuals in connection with their receipt of non-emergency medical care. The Company believes that RealTime's sophistication and focus on services relating to the transportation of Recipients gives the Company a competitive advantage in this market.

  The Company intends to expand RealTime's capability to (i) establish telephonic interface, thereby improving customer service representative efficiency, (ii) enhance internet integration, better enabling transportation providers and Recipients to access scheduling and other information, and better enabling client payors to access the Company's utilization and customer service data regarding relevant Recipients, and (iii) enlarge its database capacity to provide greater data management and analysis capabilities.

  RealTime was developed by Automated Dispatch Services, Inc. ("Services") under the supervision of John Shermyen, the President of Services at such time and the current President and Chief Executive Officer of the Company. In 1994, the Company entered into a license agreement with Services pursuant to which it acquired for a lump sum payment of $150,000 royalty-free rights to use, and exclusive rights to modify and sublicense the use of, RealTime for general transportation dispatch purposes and for private ambulance dispatch purposes after April 1, 1997. However, such license excludes the right to use, or sublicense the use of, RealTime for general transportation dispatch purposes in the counties of Monroe, Dade, Broward and Palm Beach, Florida. Such license also excludes the right to use, or sublicense the use of, RealTime for private ambulance dispatch purposes other than single-site usages subject to certain limitations. In January 1996, in connection with its acquisition of Automated Dispatch Systems, Inc., the Company acquired, for a lump sum payment of $80,000, exclusive and royalty-free rights to use RealTime for general transportation dispatch purposes in the counties of Monroe, Dade, Broward and Palm Beach, Florida. Each of these licenses will terminate automatically upon the expiration of the RealTime patent, which is scheduled to expire in 2012. Services has no right to further license RealTime other than for private ambulance dispatch purposes.

  In March 1995, the Company entered into an agreement with E.F. Johnson Company, a former affiliate of TGIS Partners and a manufacturer of mobile radio equipment ("E.F. Johnson"), pursuant to which (i) the Company agreed to assist E.F. Johnson in obtaining leads for the sale by E.F. Johnson of mobile radio equipment and provided E.F. Johnson with 15 end-user licenses of RealTime, with the right to resell such licenses to third parties, and (ii) E.F. Johnson paid the Company a prepayment fee of $150,000 (the "Prepayment Fee") for potential fees which could be earned by the Company upon the consummation of such sales of mobile radio equipment. In June 1997, the Company and E.F. Johnson terminated the agreement in accordance with its terms. In connection with such termination, the Company provided E.F. Johnson with an additional 13 end-user licenses of RealTime in lieu of returning the unearned portion of the Prepayment Fee, bringing the total number of end-user licenses of RealTime provided to E.F. Johnson to 28. In February 1996, the Company entered into a license agreement with a transportation carrier, Curtain Motor Livery Service, Inc., pursuant to which the Company granted to the carrier for $39,000 a perpetual, non-exclusive and royalty-free license to use RealTime at a single site in Connecticut for its internal business purposes, without rights of modification or sublicense. Under the agreement, the Company agreed to provide the carrier with technical support services for an annual fee of $6,413, training services for a fee of $5,000 and installation services. See "Certain Transactions" and Note 3 of Notes to Financial Statements.

PRINCIPAL MARKETS SERVED

  Medicaid

  Medicaid, which is jointly funded by federal and state governments and administered by state governments, represents the largest program providing health care related services to poor residents of the United States. Most state Medicaid programs provide beneficiaries with transportation to and from medically necessary appointments. The Health Care Financing Administration ("HCFA") reported that the Medicaid beneficiary population in 1995 was 36.3 million. The Community Transportation Association of America estimated that Medicaid outlays by the Federal and state governments in 1995 totaled $176 billion, of which approximately 1%, or $1.2 billion, was expended for non-emergency transportation.

  MCOs

  MCOs are managed health care companies that typically provide a comprehensive range of health care services to individuals, employers and association groups. Many MCO plans include some level of non-emergency transportation services to medical facilities as a benefit for its enrolled members. The Company believes that MCOs increasingly view transportation as an attractive enrollment incentive for Medicare beneficiaries who are not otherwise entitled to receive such services under Medicare. To control the increasing costs of Medicare, the Federal government has encouraged, but not required, Medicare beneficiaries to enroll in MCO plans. The MCOs compete for Medicare enrollees on the basis of many factors, including their reputation for quality services, reduced co-payments and availability of greater benefits, such as transportation to and from medical facilities. The Company believes that, by offering transportation management services on a capitated basis, it is well-positioned to support the marketing efforts of MCOs and provide a cost-effective outsourcing alternative for the management of transportation services.

  Carrier and Carrier Networks

  The Company believes that its management expertise, advanced software system and its ability to leverage these resources presents a cost-effective alternative to transportation carriers and carrier networks to outsource transportation management services. Once the Company has established an Operations Center in a regional market, local carriers and carrier networks may elect to utilize the Company's Service Bureau Logistics to manage their internal logistics requirements. This represents an attractive opportunity for the Company to expand its Service Bureau Logistics business into these established markets and generate additional revenues without incurring significant additional overhead.

  Carrier and carrier networks who are potential clients of the Company's Service Bureau Logistics business include taxi, limousine, ambulance, ambulette and coach operators. The International Taxi Livery Association estimated that the U.S. market for taxi and limousine services is approximately $10 billion annually. The American Ambulance Association estimates that the U.S. market for ambulance and ambulette services is approximately $7 billion annually. The Company believes that transportation logistics accounts for approximately 10% (or $1.7 billion) of the combined U.S. markets for taxi, limousine, ambulance and ambulette services, annually.

SALES AND MARKETING

  Government Agencies

  The Company pursues contracts from state and local authorities by responding to RFPs issued by such authorities. Whenever possible, prior to the issuance of an RFP, the Company's senior executives meet with senior government representatives, such as heads of health and human service agencies, to encourage them to outsource their transportation-related service requirements. When an RFP is issued by a government agency, the agency ordinarily seeks comments on the RFP from potential service providers. The Company usually participates in the comment process, taking the opportunity to demonstrate its knowledge and understanding of the market to help shape the RFP. Following the comment period, the RFP is reissued in modified form. In all cases in which the Company has responded to an RFP, the contracting government agencies have advised the Company that they gave greater weight to factors, such as the experience and technical qualifications of the proposed service providers, than to comparative costs.

  MCOs

  The Company pursues contracts with MCOs through direct contact by senior executives of the Company with the marketing and member services personnel of such organizations. Prospective client MCOs are identified by the Company on the basis of total number and concentration of enrolled members in a geographic area. The Company obtains from prospective client MCOs data that helps it to make a detailed proposal directed to the cost-savings and marketing opportunities represented by the Company's Brokerage Logistics Services and capitated contract approach.

OPERATIONS CENTERS

  The Company's centralized Operations Centers are designed to maximize efficiency, reliability and effectiveness. In each Operations Center, incoming calls from Recipients requesting transportation services are routed through an automatic call director that optimizes call queuing and records all communications with digital taping equipment to create a verbal record for the purposes of accountability and message verification. Customer service representatives convert requests for transportation into orders that they enter, through a computer keyboard at each work station, into the RealTime system to maintain a computerized record of all transportation-related activities managed by the Operations Center. Requests requiring immediate attention are automatically routed to the dispatch area or to mobile data terminals, as appropriate. Reservations for next-day or later transportation are analyzed for optimal routing, stored, and electronically transferred to transportation carriers daily to create vehicle manifests for the following day.

  The following table sets forth the location of the Company's primary Operations Centers and the type of services provided by the Company, the basis for compensation for such services, the approximate number of eligible Recipients serviced and the approximate number of trips processed per month through each Operations Center.

                                                                      APPROXIMATE   APPROXIMATE
                                                                       NUMBER OF     NUMBER OF
                             TYPE OF SERVICE         COMPENSATION      ELIGIBLE   TRIPS PROCESSED
   OPERATIONS CENTER             PROVIDED                BASIS        RECIPIENTS     PER MONTH
   -----------------     ------------------------ ------------------- ----------- ---------------
College Park, Georgia    Brokerage Logistics      Capitation            500,000       165,000
Yalesville, Connecticut  Brokerage Logistics      Capitation,           200,000        50,000
                                                  Fee-for-Service
Miami, Florida           Service Bureau Logistics Fee-per-Transaction       N/A        35,000

POTENTIAL NEW MARKETS

  In addition to its current markets, the Company believes that there is significant potential presented by the Americans with Disabilities Act (the "ADA") and recent "welfare-to-work" initiatives.

  Americans with Disabilities Act. The ADA requires municipalities to give disabled persons equal access to public transportation or provide complementary paratransit services. Under the ADA, those communities that offer public transportation must furnish handicapped-accessible transportation to all individuals who are eligible under ADA guidelines and who live within 3/4 mile of a public transit route. The Company believes that a number of municipalities will comply with this law by contracting with the private sector for carrier service and related transportation logistics. The President's Committee on Employment of People with Disabilities estimates that, in 1996, there were approximately 49 million people with disabilities in the United States. The Company estimates that expenditures in that year for ADA-related transportation totaled $1.1 billion and will increase substantially as additional municipalities come into compliance. The Company intends to capitalize on this market by contracting with municipalities to provide Brokerage Logistics and Service Bureau Logistics for the transportation of ADA eligible individuals.

  Welfare-to-Work Initiatives. Legislation also has been adopted or is proposed in a number of states to compel welfare recipients to work as a condition of their receiving continuing benefits. Government furnished or subsidized transportation to and from the workplace is an element of some of this legislation. The Company intends to capitalize on this market by contracting with states to provide services as contemplated by such legislation on a fee-for-service basis.

GOVERNMENT REGULATION AND SUPERVISION

  The delivery of health care services is regulated at both the federal and state levels. As a participant in the health care industry and as a result of its involvement with Medicare, Medicaid and other third party payors, the Company's operations and relationships are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. The laws applicable to the Company are subject to evolving interpretations, and therefore there can be no assurance that a review of the Company's operations by federal or state judicial or regulatory authorities would not result in a determination that the Company has violated one or more provisions of federal or state law. Any such determination could have a material adverse effect on the Company.

  False and Improper Claims. Under numerous federal laws, including the Federal False Claims Act (the "False Claims Act"), the federal government is authorized to impose criminal, civil and administrative penalties on any health care provider that files a false claim for reimbursement from a federal health care program. A "federal health care program" is any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States Government (e.g., Medicare, Medicaid, and CHAMPUS). Excluded from the definition of federal health care program is the Federal Employee Health Benefits Program. The False Claims Act provides for a civil penalty of not less than $5,000 and not more than $10,000 per false claim and between two or three times the amount of damages depending on the facts and circumstances. Recently enacted federal legislation also imposes federal criminal penalties on persons who file false or fraudulent claims with private insurers. While the criminal statutes are generally reserved for instances of fraud, the civil and administrative penalty statutes are being applied by the government in an increasingly broad range of circumstances. Civil sanctions may be imposed if the claimant knew or should have known that billing was improper. The government also has taken the position that claiming reimbursement for services that are substandard is a violation of these false claims statutes if the claimant knew or should have known that the care was substandard or rendered under improper circumstances. Private persons may also bring civil actions to enforce the False Claims Act under a qui tam or "whistle-blower" action. If successful, the qui tam plaintiff may receive a percentage of the government's recovery thereby increasing the incentive for such suits. Under certain lower court decisions, claims derived from a violation of the Anti-Kickback Statute (as defined herein) have been deemed to be, or may under certain circumstances be construed to be, false claims.

  The risk of exposure to civil actions under the False Claims Act exists whether the contractual arrangement is fee-for-service or capitated. In a fee-for-service system, the government has and continues to prosecute health care providers alleging that health care providers overutilized the services and committed fraudulent activities which include, but are not limited to, billing for services never rendered, fictitious enrollment and illegal solicitations and remunerations. While utilizing a managed care capitated payment system may reduce the risks of overutilization and certain fraudulent activities, the government is similarly active in prosecuting providers who are providing services through a capitated arrangement and alleging claims of underutilization and other types of fraudulent activities, including fraudulent subcontracts and kickbacks. Furthermore, under federal law, an entity which is found to submit requests for payment for claims which involve excessive charges or unnecessary services or which fails to furnish medically necessary services may be excluded from participating in a federal health care program.

  Non-emergency transportation is one of many services identified by states and the Office of Inspector General ("OIG") as being a source of fraud and abuse activity in the Medicaid program. Several states have reported a variety of fraudulent activities which include billing Medicaid for more miles than actually provided, billing Medicaid for trips never provided, and billing for Medicaid covered transportation when the beneficiaries had other means of transportation. Because these states concluded that such activities result in increasing non-emergency transportation costs, HCFA created a Medicaid Transportation Technical Advisory Group to study how such services can be provided more efficiently and the states themselves are intensifying their scrutiny of non-emergency transportation claims. Such allegations of fraud and abuse and the resulting increasing costs have led members of Congress to consider eliminating non-emergency transportation as a covered Medicaid service. The OIG has recommended that states use brokers, such as the Company, where appropriate to help manage non-emergency transportation.

  Federal Anti-Kickback Statute. A federal law commonly known as the "Anti-Kickback Statute" prohibits the offer, solicitation, payment or receipt of anything of value (direct or indirect, overt or covert, in cash or in kind) which is intended to induce business for which payment may be made under a federal health care program. The type of remuneration covered by the Anti-Kickback Statute is very broad. It includes not only kickbacks, bribes and rebates, but also proscribes any such remuneration, whether made directly or indirectly, overtly or covertly, in cash or in kind. Moreover, prohibited conduct includes not only remuneration intended to induce referrals, but also remuneration intended to induce the purchasing, leasing, arranging or ordering of any goods, facilities, services, or items paid for by a federal health care program. The Anti-Kickback Statute has been interpreted broadly by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate purposes if one purpose of the payment is to induce referrals. Payments in return for participating in a network may, under certain circumstances, be deemed to violate the Anti-Kickback Statute. Many states, including those in which the Company does business, have adopted similar prohibitions against payments intended to induce referrals of Medicaid and other third-party payor patients.

  In part to address concerns regarding the implementation of the Anti-Kickback Statute, the federal government has published regulations that provide exceptions or "safe harbors" for certain transactions that are deemed not to violate the Anti-Kickback Statute. Among the safe harbors included in the regulations are transactions involving discounts offered to health plans by providers, such as ambulance companies. Congress recently added a significant new statutory exception related to "remuneration between an organization and an individual or entity" if the organization is a Medicare risk contracting organization or if the remuneration is provided pursuant to a written agreement that places the individual or entity at substantial financial risk for the cost or utilization of services. Regulations implementing the foregoing statute have not yet been adopted, but are expected to be enacted soon. Based on the Company's relationship with providers, the Company may not satisfy all the requirements necessary to qualify for protection under the safe harbor regulations described above. The failure of an activity to qualify under a safe harbor provision, while potentially leading to greater regulatory scrutiny, does not render the activity automatically illegal under the Anti-Kickback Statute. Conduct falling outside the safe harbors will be judged by government regulators on a case-by-case basis based on the specific facts and circumstances.

  To the extent the Company is deemed to be a referral source, the financial arrangements under such agreements could be subject to scrutiny and prosecution under the Anti-Kickback Statute. Each offense under the Anti-Kickback Statute is classified as a felony and is punishable by a criminal fine of up to twenty-five thousand dollars ($25,000) and/or imprisonment of up to five (5) years; a civil money penalty of fifty thousand dollars ($50,000) for each violation and/or civil damages of not more than three times the total amount of remuneration offered, paid, solicited or received may be imposed without regard to whether any portion of such remuneration was for a lawful purpose. Both the offeror and the recipient of the illegal remuneration are potentially liable. In addition, violators are subject to exclusion from participation in the federal health care programs, regardless of whether they also have been convicted under the criminal penalty provisions or have been found liable under the civil monetary penalty provisions of the Anti-Kickback Statute. Also, there is a risk that, in a civil lawsuit to enforce a contract that contains a structure in violation of the Anti-Kickback Statute, a court might conclude that the contract is unenforceable as against public policy.

  There are several aspects of the Company's arrangements to which the Anti-Kickback Statute may be relevant. For example, the government may construe some of the Company's managed care contracting activities as arranging for the referral of patients to the entities with whom the Company is providing non-emergency transportation management services.

  As a component of the recently enacted HIPAA, Congress directed the Secretary of the U.S. Department of Health and Human Services to issue advisory opinions regarding compliance with the Anti-Kickback Statute. The advisory opinion mechanism is authorized for a trial period, beginning six months after the date of enactment, August 21, 1996. Advisory opinions are available concerning what constitutes prohibited remuneration within the meaning of the Anti-Kickback Statute, whether an arrangement satisfies the statutory exceptions to the Anti-Kickback Statute, whether an arrangement meets a safe harbor, what constitutes an illegal inducement to reduce or limit services to individuals entitled to benefits covered by the Anti-Kickback

Statute, and whether an activity constitutes grounds for the imposition of a civil or criminal penalty under the applicable exclusion, civil money penalty and criminal provisions. Advisory opinions, however, will not assess fair market value for any goods, services or property or determine whether an individual is a bona fide employee within the meaning of the Internal Revenue Code. The statutory language makes clear that advisory opinions are available for both proposed and existing arrangements. The failure of a party to seek an advisory opinion, however, may not be introduced into evidence to prove that the party intended to violate the Anti-Kickback Statute. The Company has not sought, and has no present intention to seek, an advisory opinion regarding any aspect of its current operations or arrangements and physicians.

  State Fraud and Abuse Laws. Numerous states have adopted laws that are substantially similar to the federal Anti-Kickback Statute, and a few have enacted laws similar to the False Claims Act. Virtually all states prohibit false claims and fraudulent billing practices connected with insurance payments, and impose substantial penalties for such insurance fraud.

  Insurance Laws. Laws in all states regulate the business of insurance and the operation of MCOs. Many states also regulate the establishment and operation of networks of health care providers as well as utilization review and claims adjudication activities. While these laws do not generally apply to companies that provide management services to government agencies, MCOs and transportation carriers, they have been construed in some states to apply to companies which provide management services to physician networks, particularly if there is an assumption of risk for the provision of services, and there can be no assurance that regulatory authorities of the states in which the Company operates would not apply these laws to require licensure of the Company's operations as an insurer, as an MCO, as a provider network or other regulated entity. The Company believes that its current operations are in compliance with these laws in the states which it currently does business, but there can be no assurance that future interpretations of insurance and health care network laws by regulatory authorities in these states or in the states into which the Company may expand will not require licensure or a restructuring of some or all of the Company's operations.

  The National Association of Insurance Commissioners ("NAIC"), a non-binding advisory group, in 1995 endorsed a policy proposing the state regulation of risk assumption by providers and opined that certain risk-transferring arrangements may entail the business of insurance, to which state licensure laws apply, but that licensure laws should not apply where an unlicensed entity contracts to assume "downstream risk" from a duly licensed health insurer or MCO for health care provided to that carrier's enrollees. The policy proposes prohibiting providers from entering into capitated payment or other risk sharing contracts except through MCOs, insurance companies or other regulated entities. Several states have adopted legislation or regulations implementing the NAIC policy in some form. In some states where such legislation or regulations have been adopted, health care providers are precluded from entering into capitated contracts directly with employers, individuals and benefit plans unless they qualify to do business as MCOs or insurance companies. The Company may not be deemed a health care provider, in which case it may still be subject to licensure as an insurance company but may be able to accept downstream risk from other entities, such as state government agencies.

FEDERAL AND STATE INITIATIVES

  Fraud and Abuse. In the recently enacted 1997 Budget Bill and HIPAA, Congress has responded to perceived fraud and abuse in the Medicare and Medicaid programs. Such legislation has fortified the government's enforcement authority with increased resources and greater civil and criminal penalties for offenses. The Company anticipates that there will be further restrictive legislative and regulatory measures to reduce fraud, waste and abuse in the Medicare and Medicaid programs. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on the Company.

  Numerous Reform Initiatives. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems. In addition to extensive government health care regulations, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for, and availability of, health care services. These initiatives include reductions in Medicare and Medicaid payments, trends in adopting managed care for Medicare, Medicaid and workers' compensation patients, and regulation of entities that provide managed care.

FACILITIES

  The Company's headquarters are located in College Park, Georgia in a 2,075 square foot suite leased by the Company in an office building. The Company conducts its operations from three leased Operations Centers in College Park, Georgia, Yalesville, Connecticut and Miami, Florida, totaling 11,545 square feet. The Company also utilizes two leased field offices in Savannah and Albany, Georgia to support the Georgia Operations Center, totaling 3,700 square feet. The lease terms vary from 1 to 5 years, with options to renew, and are at market rates. The Company intends to lease an additional space in College Park, Georgia for its operations. The Company believes that its facilities are well-maintained and in good operating condition and, together with such additional space in College Park, Georgia, are adequate for their present level of operations.

EMPLOYEES

  As of March 31, 1998, the Company had 155 full-time employees. None of the Company's employees are represented by a union. The Company considers its employee relations to be good.

LEGAL PROCEEDINGS

  The Company is a defendant in three pending legal proceedings which management believes are incidental to the Company's business. The Company does not believe that either of these actions will have a material adverse effect on the Company's financial position or results of operations.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES

  Executive officers, directors and key employees of the Company and their ages are as follows:

 NAME                                 AGE POSITION
 ----                                 --- --------
 John L. Shermyen....................  44 Chairman of the Board of
                                          Directors(3), President and Chief
                                          Executive Officer
                                          Vice President, Chief Financial
 Michael E. Weksel...................  34 Officer and Director
                                          Chief Operating Officer, Vice
 John M. Whitcomb....................  48 President of Operations
 Gerald E. Souza.....................  39 Vice President of Marketing
 Albert Cortina......................  34 Corporate Controller
 William C. Walter, Jr...............  37 Implementation Director
 Andrew Winner.......................  38 Senior Software Engineer
 John Pappajohn (1)(2)...............  69 Director
 Derace L. Schaffer, M.D. (1)(2).....  50 Director
 William Weksel (1)..................  61 Director

----------------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

(3) Effective upon the consummation of the Offering

  John L. Shermyen is one of the founders of the Company's business, has been the President and Chief Executive Officer of the Company since 1994 and, effective upon the consummation of the Offering, will be the Chairman of the Board of Directors of the Company. From 1987 to 1995, he was President and Chief Executive Officer of Automated Dispatch Services, Inc. He conceptualized, and managed the design and development of, RealTime prior to his employment with the Company. Mr. Shermyen received a B.A. and a Master of Science degree in geography and geographic information systems from the University of Florida.

  Michael E. Weksel is one of the founders of the Company and has been its Vice President and Chief Financial Officer since 1994. From 1993 to 1994, he was Vice President of Viking Mobile Communications, Inc., a radio spectrum development and trading company. From 1992 to 1993, he provided consulting services to E.F. Johnson Company, directing the implementation of a closed loop MRII enterprise computing system. From 1991 to 1992, he worked as a self-employed financial and computer consultant. Mr. Weksel received a B.S. in computer science from the State University of New York in Albany and an M.B.A. from Columbia University Business School.

  John M. Whitcomb has been the Chief Operating Officer and Vice President of Operations since July 1998. From 1994 to 1998, he served as Vice President of Operations, Senior Vice President and then President of Adjustco, Inc., a customer service call center and insurance claims operation and a division of Value Health, Inc. From 1997 to 1998, he also served as the Chief Operating Officer of ImEdge Technology, Inc., an intellectual property company. From 1988 to 1994, he served as President of Arraytek, Inc., a start-up software company which he founded. Mr. Whitcomb received a B.S. from Rensselaer Polytechnic Institute and an M.B.A. from the University of Wisconsin.



  Gerald E. Souza has been the Vice President of Marketing since July 1998. Prior to joining the Company, he worked for eight years at American Medical Response, a transportation services company, where as Vice President of Managed Care and Business Development, he negotiated and implemented their first at-risk medical transportation agreement and co-developed a national advice/demand management program. Mr. Souza received his training in Para-medicine from Stanford University and his A.D.N. in Nursing from Cabrillo College.

  John Pappajohn has been a Director of the Company since March 1997. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm, and the President of Equity Dynamics, Inc., a financial consulting firm, both based in Des Moines, Iowa. Mr. Pappajohn currently serves as a director of the following public companies: American Physician Partners, Inc., The Care Group, Inc., Core, Inc., HealthDesk Corporation, PACE Health Systems, Inc. and Patient Infosystems, Inc.. Mr. Pappajohn received a B.A. from the University of Iowa.

  Albert Cortina has been the Corporate Controller of the Company since November 1997. Prior to joining the Company, he worked for five years in various executive positions at Premier Practice Management, a physician practice management organization, and its successor, Caremark/MedPartners Physicians Services, Inc. He received his B.S. from Florida State University and is a certified public accountant.

  William C. Walter, Jr. has been the Implementation Director of the Company since September 1997. Prior to joining the Company, he served for five years as Director of Communications at AMR West, a transportation services company, where he developed and implemented a regional call center for emergency and non-emergency transportation services and managed multiple operational units in California.

  Andrew Winner has been the Senior Software Engineer of the Company since 1996. From 1994 to 1996, he worked as a computer programmer at The Arbitrage Group, L.P. Prior to 1994, he worked for five years as a software engineer at Automated Dispatch Services, Inc., where he assisted in the design and development of RealTime. He received a B.S.E. in computer and information sciences and an M.E. in computer software engineering from the University of Florida.

  Derace L. Schaffer, M.D. has been a Director of the Company since March 1997. He is also President of The Lan Group, a venture capital firm specializing in health care investments, and The Ide Imaging Group, P.C., a large multispecialty medical practice. Dr. Schaffer presently serves on the board of directors of American Physician Partners, Inc., The Care Group, Inc. and Oncor, Inc., and he is the Chairman of Patient InfoSystems, Inc. He received his postgraduate radiology training at the Harvard Medical School and Massachusetts General Hospital, where he was Chief Resident. Dr. Schaffer is a member of Alpha Omega Alpha, the national medical honor society, and is Clinical Professor of Radiology at the University of Rochester School of Medicine.

  William Weksel is one of the founders of the Company and has been a Director of the Company since 1994. Mr. Weksel resigned as Chairman of the Board of Directors of the Company in July 1998 in connection with the Company's application for approval for quotation on the Nasdaq Stock Market. Such resignation will be effective upon the listing of the Common Stock on the Nasdaq Stock Market. From 1992 to 1997, he was Chairman and Chief Executive Officer of E.F. Johnson Company, a manufacturer of mobile radio communications equipment. Mr. Weksel received a B.A. from Queens College and a Ph.D. in communications from the University of Illinois, and was a National Science Foundation Post Doctoral Fellow at the Massachusetts Institute of Technology. From 1987 to 1990, Mr. Weksel was President of Brooke Group, Inc., a holding company, which in turn held controlling interests in Western Union Corp., Liggett Group, Inc., and MAI Basic Four, Inc. In addition, during that period, Mr. Weksel, at varying times was Chairman of Liggett, Vice Chairman of Western Union and Chairman and Chief Executive Officer of MAI Basic Four, each of which companies was listed on the New York Stock Exchange. Between 1975 and 1984, Mr. Weksel was the Chairman of the Board of Directors, President and Chief Executive Officer of Information Displays, Inc. ("IDI"), a manufacturer of computer assisted design and manufacturing systems. In 1986, the Securities and Exchange Commission commenced an action against Mr. Weksel alleging certain violations of Federal securities laws in connection with IDI and concurrently, and solely for the purposes of settlement and without admitting or denying the allegations of the complaint, Mr. Weksel consented to entry of a judgment enjoining him from violating certain provisions of the Federal securities laws. Messrs. Michael Weksel and William Weksel are son and father.

  The Company intends to add two additional non-employee directors to the Board within the next six to twelve months.

DIRECTORS COMPENSATION AND COMMITTEES

  The Board of Directors currently has five directors, two of whom--John L. Shermyen and Michael E. Weksel--are also officers of the Company and three of whom--William Weksel, John Pappajohn and Derace L. Schaffer--are not officers of the Company. Each director serves a one-year term that expires at each annual meeting of stockholders.

  The directors currently receive no annual compensation for their service on the Board of Directors. Following completion of the Offering, the Company will pay its directors $500 for each directors' meeting attended (plus reimbursement for out-of-pocket expenses). Under the Company's 1998 Stock Option Plan, future non-employee directors will automatically be granted options to purchase 10,000 shares of Common Stock at the commencement of their service on the Board of Directors and options to purchase 7,500 shares of Common Stock on the first and second anniversaries of the commencement of their service on the Board of Directors, subject to certain terms regarding vesting, exercisability and other material terms. Future non-employee directors are not eligible to receive any awards under the 1998 Stock Option Plan other than the automatic grants of stock options. Current non-employee directors are not eligible to receive any awards under the Company's 1998 Stock Option Plan. In 1997, the Company granted options under the 1995 Stock Option Plan (i) to John L. Shermyen to purchase 200,000 shares of Common Stock at an exercise price of $0.26 per share, (ii) to Michael E. Weksel to purchase 93,330 shares of Common Stock at an exercise price of $0.26 per share, (iii) to John Pappajohn to purchase 80,000 shares of Common Stock at an exercise price of $2.50 per share, (iv) to Derace L. Schaffer to purchase 80,000 shares of Common Stock at an exercise price of $2.50 per share and (v) to William Weksel to purchase 80,000 shares of Common Stock at an exercise price of $2.50 per share. See "--Stock Option Plans."

  The Board of Directors currently includes a Compensation Committee and an Audit Committee. The Compensation Committee is composed of three directors, Messrs. William Weksel, Pappajohn and Schaffer, and it determines compensation for executive officers of the Company and administers the Company's Stock Option Plans. The Audit Committee is composed of two directors, Messrs. Pappajohn and Schaffer, and it reviews the scope and results of audits and internal accounting controls and all other tasks performed by independent public accountants of the Company.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning compensation paid to the Company's President and Chief Executive Officer and the Company's Vice-President and Chief Financial Officer during the fiscal years ended December 31, 1995, 1996 and 1997. No other executive officer received a salary exceeding $100,000 in any such fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                     ------------------
                                    1997 ANNUAL COMPENSATION(1)        AWARDS   PAYOUTS
                                ------------------------------------ ---------- -------
        NAME AND                                        OTHER ANNUAL SECURITIES  LTIP    ALL OTHER
       PRINCIPAL         FISCAL                         COMPENSATION UNDERLYING PAYOUTS COMPENSATION
        POSITION          YEAR  SALARY ($) BONUS ($)(3)     ($)       OPTIONS     ($)       ($)
       ---------         ------ ---------- ------------ ------------ ---------- ------- ------------
John L. Shermyen........  1997   155,630       --           --         200,000    --        --
 President and Chief      1996   140,000       --           --             --     --        --
 Executive Officer        1995   128,000       --           --       1,000,000    --        --
Michael E. Weksel (2)...  1997   140,000       --           --          93,330    --        --
 Vice-President and       1996   110,000       --           --             --     --        --
 Chief Financial Officer  1995   110,000       --           --         200,000    --        --

---------------------
(1) The compensation described in this table does not include medical, dental or other benefits generally available to all salaried employees of the Company, as well as certain perquisites and other personal benefits, the value of which does not exceed the lesser of $50,000 or 10% of the named executive officers total salary and bonus reported in this table.
(2) During fiscal 1995 and 1996 and the period from January 1, 1997 to June 15, 1997, the salary for Mr. Weksel was paid by an affiliate of the Company's controlling stockholder.
(3) This does not include bonuses of $50,000 and $45,000 granted by the Company to Messrs. Shermyen and Weksel, respectively, in March 1998, which are payable by the Company in December 1998. These bonuses were granted by the Company's Board of Directors in its discretion and were not formula-based.

                             OPTION GRANTS IN 1997

                                          INDIVIDUAL GRANTS
                      ---------------------------------------------------------
                         NUMBER OF      % OF TOTAL
                        SECURITIES    OPTIONS GRANTED
                        UNDERLYING    TO EMPLOYEES IN EXERCISE PRICE EXPIRATION
NAME                  OPTIONS GRANTED      1997         PER SHARE       DATE
----                  --------------- --------------- -------------- ----------
John L. Shermyen.....     200,000          27.6%          $0.26         2007
Michael E. Weksel....      93,330          12.9%          $0.26         2007

                          1997 YEAR-END OPTION VALUES

                                                 NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                    UNEXERCISED IN-THE-MONEY           IN-THE-MONEY OPTIONS AT
                           SHARES                  OPTIONS AT FISCAL YEAR-END            FISCAL YEAR-END(1)
                         ACQUIRED ON    VALUE    ----------------------------------   -------------------------
          NAME            EXERCISE   REALIZED(1)  EXERCISABLE       UNEXERCISABLE     EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ---------------   ----------------   ----------- -------------
John L. Shermyen........   400,000    $999,200             200,000            600,000  $499,600    $1,447,800
Michael E. Weksel.......    80,000    $199,840              40,000            173,330  $ 99,920    $  409,179

--------
(1) Based upon a value of $2.50 per share, the fair market value determined by the Company's Board of Directors with respect to the exercise price of employee stock options granted in November 1997.

STOCK OPTION PLANS

  1998 Stock Option Plan. In June 1998, the Board of Directors and the stockholders of the Company approved the establishment of the Company's 1998 Stock Option Plan. Under the 1998 Stock Option Plan, the Company provides for the granting of options to key employees, non-employee directors, consultants and independent contractors who provide services to the Company to purchase not more than an aggregate of 1,000,000 shares of Common Stock, subject to adjustment under certain circumstances. The 1998 Stock Option Plan is divided into two components: (i) a discretionary option grant program and (ii) an automatic option grant program.

  Under the discretionary option grant program, both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options to purchase shares of the Common Stock may be granted to employees, consultants and independent contractors, although "incentive stock options" may only be granted to employees. The Compensation Committee will, with regard to each option, determine the number of shares subject to the option, the term of the option (which shall not exceed ten years), the exercise price per share of Common Stock subject to the option, the vesting schedule and other material terms of the option. The vesting period for an option will automatically accelerate upon the acquisition of the Company as a result of a stockholder-approved merger or asset sale, subject to certain conditions. In addition, the 1998 Stock Option Plan authorizes the Compensation Committee to automatically accelerate the vesting of an option in connection with a change in control of the Company or the optionholder's grant. The 1998 Stock Option Plan authorizes the Compensation Committee to grant to eligible officers limited stock appreciation rights which allow them to surrender outstanding options, to the extent those options are exercisable for vested shares of Common Stock, in the event of a hostile takeover. For each option surrendered, such officer will receive a payment in cash in an amount equal to the excess of the take-over price of the vested shares subject to the surrendered option over the aggregate exercise price payable for such vested shares.

  Under the automatic grant program, future non-employee directors will automatically be granted options to purchase 10,000 shares of Common Stock at the commencement of the term of their service on the Board of Directors and options to purchase 7,500 shares of Common Stock on the first and second anniversaries of the commencement of their service on the Board of Directors. The exercise price shall be the fair market value of the Common Stock on the date that the option is granted and each option fully vests on the first anniversary of the date of its grant. Future non-employee directors are not eligible to receive any awards under the 1998 Stock Option Plan other than the automatic grants of stock options. Current non-employee directors are not eligible to receive any awards under the 1998 Stock Option Plan. The shares subject to each option will vest immediately during the non-employee director's service on the Board of Directors of the Company upon the acquisition of the Company as a result of a stockholder-approved merger or asset sale or a change in control. Each option has a maximum term of ten years from the date of its grant. Upon cessation of a non-employee director's service on the Board of Directors for any reason, the option granted to such non-employee director will remain exercisable for a twelve-month period and, during such period, such option may only be exercised for the number of shares vested at the time of the non-employee's cessation of service. Under the 1998 Stock Option Plan, each non-employee director has limited stock appreciation rights pursuant to which such non-employee director has a thirty-day period upon the successful completion of a hostile tender offer for more than 50% of the outstanding voting securities of the Company in which to surrender such non-employee director's option. For each option surrendered, such non-employee director will receive a payment in cash in an amount equal to the excess of the tender offer price of the shares subject to the surrendered option over the aggregate exercise price payable for such vested shares.

  1995 Incentive Stock Option Plan. The Company's 1995 Incentive Stock Option Plan, as amended (the "1995 Stock Option Plan" and, together with the 1998 Stock Option Plan, the "Stock Option Plans"), provides for the granting of options to key employees and non-employee directors to purchase not more than an aggregate of 2,166,670 shares of Common Stock, subject to adjustment under certain circumstances. Some or all of the options granted to key employees under the 1995 Stock Option Plan are "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, and the options granted to non-employee directors are non-qualified stock options. No option is exercisable until the first to occur of (i) any Sale Transaction (as defined in the 1995 Stock Option Plan) and (ii) the first date on or after which the Company becomes subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, options vested prior to June 2, 1997 are exercisable at any time after June 2, 1997 and prior to the tenth anniversary of the date of their grant. Each option expires ten years after the date of its grant or, if granted to a Substantial Stockholder (as defined in the 1995 Stock Option
Plan), 5 years after the date of its grant.

  Grants of options under the Stock Option Plans and all questions of interpretation with respect to the Stock Option Plans are determined by the Board of Directors of the Company. The Board of Directors has appointed the Compensation Committee to administer matters under the 1998 Stock Option Plan and the 1995 Stock Option Plan relating to key employees. As of the date of this Prospectus, no options to purchase shares of Common Stock have been granted under the 1998 Stock Option Plan, and options to purchase 2,013,330 shares of Common Stock have been granted under the 1995 Stock Option Plan and options to purchase 210,000 shares of Common Stock have been granted under the 1998 Stocks Option Plan. Although options under the 1995 Stock Option Plan to purchase 153,340 shares of Common Stock are still available, no further grants will be made pursuant to the 1995 Stock Option Plan.

EMPLOYMENT AGREEMENTS

  In July 1998, the Company entered into employment agreements (each, an "Agreement"), with John L. Shermyen, Michael E. Weksel, John Whitcomb and Gerald Souza (the "Executives"), pursuant to which Mr. Shermyen serves as President and Chief Executive Officer, Mr. Weksel serves as Vice President and Chief Financial Officer, Mr. Whitcomb serves as Chief Operating Officer and Vice President of Operations and Mr. Souza serves as Vice President of Marketing. Under the Agreements, Mr. Shermyen receives $200,000, Mr. Weksel receives $185,000, Mr. Whitcomb receives $150,000 and Mr. Souza receives $135,000, as their respective annual base salaries, subject to periodic increases (if any) by amounts as determined by the Company's Board of Directors in its sole discretion. The Executives are also entitled to participate in all benefit, pension, retirement, savings, welfare and other employee benefit plans and policies in which members of the Company's senior management are entitled to participate.

  Messrs. Shermyen and Weksel are entitled to incentive compensation in the form of bonuses and stock option grants pursuant to the terms of the Company's 1998 Stock Option Plan and any other plans adopted by the Company, as determined by the Board of Directors in its sole discretion. Messrs. Whitcomb and Souza are entitled to receive guaranteed bonuses of $37,500 and $33,750, respectively, at the end of their first year of employment with the Company. Messrs. Whitcomb and Souza may also receive annual bonuses based on certain performance criteria. With respect to their first year of employment with the Company, such bonus may be up to $22,500 and $6,750, respectively, and with respect to each year thereafter, such bonuses may be up to 40% and 30%, respectively, of their then current annual base salaries. Mr. Whitcomb also has received options to purchase 150,000 shares of Common Stock and Mr. Souza has received options to purchase 60,000 shares of Common Stock under the Company's 1998 Stock Option Plan at an average price of $10 per share. These options become exercisable in five equal installments commencing on the first anniversary of the date of their grant.

  The initial term of each Agreement is three years, commencing in July 1998 and terminating in July 2001. Such initial term is automatically renewed for successive one-year terms unless notice of non-renewal is given by the Company or the Executive at least three months prior to the end of the then current term. Each Agreement provides for a severance payment in an amount equal to the Executive's annual base salary at the time of termination, payable in equal monthly installments for twelve months, in the event the Executive is terminated by the Company without Cause (as defined in the Agreement) or he resigns for Good Reason (as defined in the Agreement) or following a Change of Control (as defined in the Agreement). In the event that the Executive is terminated for Cause or he dies, becomes disabled or voluntarily terminates his employment (without Good Reason), he is not entitled to any severance payment. In addition, each Agreement prohibits the Executive from competing with the Company or soliciting any employees of the Company during his employment and for a period of one year thereafter or disclosing any of the Company's confidential information acquired during his employment at any time. Each Agreement also provides that all designs, inventions and improvements that the Executive develops during his employment and which relate to the Company's business belong solely to the Company. No assurance can be given that the restrictive covenants contained in the Agreements would be enforceable by the Company, in whole or in part, under applicable state law.

                             CERTAIN TRANSACTIONS

  From March 1994 to August 1995, TGIS Partners, a New York partnership of which William Weksel and Robert Davies were partners prior to its dissolution in June 1998, loaned the Company an aggregate amount of $270,000, evidenced by a promissory note bearing interest at a rate of 7% per annum and maturing on January 31, 2002. In March 1997, TGIS Partners canceled the note and contributed the remaining principal balance consisting of $270,000 and accrued interest consisting of $46,000 to the Company.

  In March 1995, the Company entered into an agreement with E.F. Johnson Company, a company of which William Weksel was Chairman and Chief Executive Officer and a manufacturer of mobile radio equipment ("E.F. Johnson"), pursuant to which (i) the Company agreed to assist E.F. Johnson in obtaining leads for the sale by E.F. Johnson of mobile radio equipment and provided E.F. Johnson with 15 end-user licenses of RealTime, with the right to resell such licenses to third parties, and (ii) E.F. Johnson paid the Company a prepayment fee of $150,000 (the "Prepayment Fee") for potential fees which could be earned by the Company upon the consummation of such sales of mobile radio equipment. In June 1997, the Company and E.F. Johnson terminated the agreement in accordance with its terms. In connection with such termination, the Company provided E.F. Johnson with an additional 13 end-user licenses of RealTime in lieu of returning the unearned portion of the Prepayment Fee, bringing the total number of end-user licenses of RealTime provided to E.F. Johnson to 28.

  To raise additional working capital, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") in March 1997 with John Pappajohn and Derace L. Schaffer, M.D. (the "Purchasers") pursuant to which the Company sold an aggregate of 1,948,300 shares of Common Stock to six investors, including Messrs. Pappajohn and Schaffer. Such investors paid an aggregate purchase price of $500,000 for the shares. Under the Stock Purchase Agreement, the Purchasers also agreed to purchase an aggregate of 97,415 shares of Preferred Stock or designate substitute purchasers for some or all of such shares of Preferred Stock. In June 1997, Mr. Pappajohn and certain other investors designated by the Purchasers and the Company, including Mr. Shermyen, purchased the 97,415 shares of Preferred Stock. Such investors paid an aggregate purchase price of $1,000,000 for the shares of Preferred Stock. Upon the effectiveness of the Registration Statement, such shares of Preferred Stock shall convert into 974,150 shares of Common Stock.

  In March 1997, the Company issued 16,250 shares of Common Stock to Mr. Shermyen for a purchase price of $4,170.

  The Company provides dispatch services to an entity (the "Client") which was controlled by certain of the Company's minority stockholders until May 1997. Dispatch services are provided pursuant to an agreement with the Client in connection with a transportation contract between the Client and a municipality in South Florida (the "Florida Contract"). Under the terms of the agreement, the Company earned $2.65 per trip processed on behalf of the Client under the Florida Contract. In a related agreement, the Company paid to the principal stockholders of the Client a fee of $1.00 for each trip processed by the Company under the Florida Contract. Effective May 31, 1997, the Company, the Client and the principal stockholders of the Client agreed to amend the terms of the previously described agreements. Under the revised terms beginning in June 1997, the Company earns $1.65 per trip processed on behalf of the Client and pays no fees to the Client or the principal stockholders of the Client. Under the agreements, the Company recorded gross revenues from the Client of approximately $1,925,000 and $553,000 in 1996 and 1997, respectively, and paid fees to the principal stockholders of the Client of approximately $726,000 and $211,000 in 1996 and 1997, respectively. Such fees have been recorded as a reduction of revenues under the Florida Contract.

  The Company provides dispatch services to another entity ("Health Trans") which was controlled by certain of the minority stockholders until May 1997. The agreement with Health Trans expires in December 2025. Under the terms of the agreement, the Company earns $125 per week for each of Health Trans' vehicles for which the Company provides dispatch services. During 1996 and 1997, the Company recorded revenues of approximately $200,000 and $271,000, respectively in connection with this agreement.

  The Company has adopted a policy providing that all future material transactions between the Company and its officers, directors and other affiliates must (i) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors and (ii) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of March 31, 1998 and as adjusted to reflect the sale of the shares of Common Stock offered hereby with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each Selling Stockholder, and (iv) all directors and executive officers as a group.

                                      BENEFICIAL                  BENEFICIAL
                                    OWNERSHIP PRIOR             OWNERSHIP AFTER
                                   TO OFFERING(2)(3) NUMBER OF OFFERING(2)(4)(5)
                                   -----------------  SHARES   -----------------
BENEFICIAL OWNER(1)                 NUMBER   PERCENT  OFFERED   NUMBER   PERCENT
-------------------                --------- ------- --------- --------- -------
William Weksel (6)...............  3,710,774  40.6%  1,000,000 2,710,774  23.8%
John Pappajohn (7)...............  1,030,360  11.3         --  1,030,360   9.0
Derace L. Schaffer, M.D. (8).....  1,004,150  11.0         --  1,004,150   8.8
John L. Shermyen (9).............    723,370   7.8         --    723,370   6.3
Michael E. Weksel (10)...........    514,706   5.6         --    514,706   4.5
Directors and Executive Officers
 as Group (five persons).........  6,983,360  72.8         --  5,983,360  50.4
Robert H. Davies.................    752,556   8.3         --    752,556   6.6
Edgewater Private Equity Fund II,
 L.P. (11).......................    705,910   7.8         --    705,910   6.2
Deanna Weksel and Warren
 Firstenberg, as Trustee under
 Trust made April 2, 1998........    496,150   5.5         --    496,150   4.4
Edward Steinberg (12)............    245,960   2.7         --    245,960   2.2
Martin Zilber....................    232,880   2.6         --    232,880   2.1
Ann Pappajohn Inter Vivos Trust
 1989............................    100,000   1.1         --    100,000     *
Halkis, Ltd. (13)................    100,000   1.1         --    100,000     *
Thebes, Ltd. (14)................    100,000   1.1         --    100,000     *
Goldfield Partners...............     50,000     *         --     50,000     *
Matthew P. Kinley................     50,000     *         --     50,000     *
Steven B. Pilavin (15)...........     48,710     *         --     48,710     *
Scott J. Weinstein (16)..........     48,710     *         --     48,710     *
David Weksel (17)................     32,000     *         --     32,000     *
Robert S. Hirsch (18)............     28,350     *         --     28,350     *
James W. Manzari (19)............     13,740     *         --     13,740     *
Kari Steinberg (20)..............      8,000     *         --      8,000     *
Dana Steinberg (21)..............      8,000     *         --      8,000     *
Bertrand H. Weidberg.............      7,000     *         --      7,000     *
Leonard Levine...................      6,000     *         --      6,000     *
Joseph Handy.....................      4,000     *         --      4,000     *
Charles P. Krokel................      4,000     *         --      4,000     *
Deanna G. Weksel (22)............      4,000     *         --      4,000     *
Gregory A. Weksel (23)...........      4,000     *         --      4,000     *
Francis M. Sassano...............      4,000     *         --      4,000     *
William B. McLiverty.............      4,000     *         --      4,000     *
Joseph Rubino....................      2,000     *         --      2,000     *
Eliot Abbot......................      2,000     *         --      2,000     *

---------------------
 *  Less than 1%.
 (1) Unless otherwise indicated, the address for each stockholder is c/o LogistiCare, Inc., One Crown Center, 1895 Phoenix Boulevard, Suite 306, College Park, Georgia 30349.
 (2) The persons and entities named in the table have sole voting and investment powers with respect to all of the Common Stock shown as beneficially owned by them, except as noted below.

 (3) The 9,620,176 shares of Common Stock deemed outstanding prior to the Offering include:
   (a) 8,047,360 shares of Common Stock outstanding;
   (b) 974,150 shares of Common Stock issuable upon completion of the Offering pursuant to the conversion of 97,415 issued and outstanding shares of Preferred Stock; and
   (c) 598,666 shares of Common Stock issuable pursuant to the exercise of options held by the respective person or group, which may be exercised within 60 days after the date of this Prospectus.
 (4) The 11,890,176 shares of Common Stock deemed outstanding after the Offering include:
   (a) an additional 2,300,000 shares of Common Stock which are being offered for sale by the Company in the Offering and assumes no exercise of the over-allotment option;
   (b) 974,150 shares of Common Stock issued upon completion of the Offering pursuant to the conversion of 97,415 issued and outstanding shares of Preferred Stock; and
   (c) 598,666 shares of Common Stock issuable pursuant to the exercise of options held by the respective person or group, which may be exercised within 60 days after the date of this Prospectus.
 (5) This assumes that the Underwriters do not exercise the over-allotment option. If the Underwriters do exercise the over-allotment option in full, up to an additional 300,000 shares of Common Stock may be sold as follows: Edgewater Private Equity Fund II, L.P.--36,145 shares; John L. Shermyen--24,750 shares; Michael E. Weksel--23,351 shares; John Pappajohn--38,421 shares; Derace L. Schaffer, M.D.--47,319 shares; Robert
     H. Davies--38,533 shares Robert S. Hirsch--1,452 shares; James W. Manzari--1,000 shares; Steven B. Pilavin--2,494 shares; Edward Steinberg--12,595 shares; Scott J. Weinstein--2,494 shares; Martin Zilber--11,924 shares; Ann Pappajohn Inter Vivos Trust 1989 --5,120 shares; Halkis, Ltd.--5,120 shares; Thebes, Ltd.--5,120 shares; Goldfield Partners--2,560 shares; Matthew P. Kinley--2,560 shares; Joseph Handy-- 1,000 shares; Charles P. Krokel--1,000 shares; David Weksel--1,638 shares; Deanna G. Weksel--1,000 shares; Gregory A. Weksel--1,000 shares; Bertrand H. Weidberg--1,000 shares; Leonard Levine--1,000 shares; Francis
     M. Sassano--1,000 shares; William B. McLiverty--1,000 shares; Deanna Weksel and Warren Firstenberg, as Trustees under Trust made April 2, 1998--25,404 shares; Kari Steinberg--1,000 shares; Dana Steinberg--1,000 shares; Joseph Rubino--1,000 shares; and Eliot Abbot--1,000 shares.

 (6) William Weksel is a director of the Company and the father of Michael Weksel. This includes 2,134,624 shares held under a Voting Trust Agreement entered into by William Weksel in connection with the Company's application for approval for quotation on the Nasdaq Stock Market. Under the terms of the Voting Trust Agreement, the voting trust is effective upon consummation of the Offering and the shares in the voting trust are to be voted in the same proportion as the total votes cast by the holders of all other outstanding shares of Common Stock voting on any matter submitted to stockholders of the Company. Also includes 496,150 shares held by Deanna Weksel and Warren Firstenberg, as Trustees under Trust made April 2, 1998, of which Mr. Weksel is one of the beneficiaries. Also includes 80,000 shares issuable pursuant to stock options held by Mr. Weksel. Deanna Weksel has resigned as Trustee, effective upon the listing of the Common Stock on the Nasdaq Stock Market.
 (7) Includes:
   (a) 624,150 shares for which Mr. Pappajohn is the direct beneficial owner;
   (b) 80,000 shares issuable pursuant to the exercise of stock options held by Mr. Pappajohn;
   (c) 126,210 shares issuable upon completion of the Offering pursuant to the conversion of 12,621 shares of Preferred Stock owned by Mr. Pappajohn; and
   (d) 100,000 shares of Common Stock held by Halkis, Ltd., of which Mr. Pappajohn is the sole stockholder, and Thebes, Ltd., of which Mr. Pappajohn's wife is the sole stockholder. Mr. Pappajohn disclaims beneficial ownership of these shares.
(8) Includes 80,000 shares issuable pursuant to the exercise of stock options held by Dr. Schaffer.
(9) Includes:
   (a) 240,000 shares issuable upon the exercise of stock options held by Mr. Shermyen; and
   (b) 8,120 shares issuable upon completion of the Offering pursuant to the conversion of 812 shares of Preferred Stock owned by Mr. Shermyen.
(10) Includes 58,666 shares issuable pursuant to the exercise of stock options held by Mr. Weksel. Mr. Weksel is the Vice President, Chief Financial Officer and a director of the Company, and the son of William Weksel, a director.

(11) Includes 681,910 shares issuable upon completion of the Offering pursuant to the conversion of 68,191 shares of Preferred Stock owned by Edgewater Private Equity Fund II, L.P.
(12) Includes 26,400 shares issuable upon completion of the Offering pursuant to the conversion of 2,640 shares of Preferred Stock owned by Mr. Steinberg. Mr. Steinberg is the father of Dana and Kari Steinberg.
(13) Halkis, Ltd. is wholly-owned by Mr. Pappajohn, a director of the Company.
(14) Thebes, Ltd. is wholly-owned by the wife of Mr. Pappajohn, a director of the Company.
(15) These shares are issuable upon completion of the Offering pursuant to the conversion of 4,871 shares of Preferred Stock owned by Mr. Pilavan.
(16) These shares are issuable upon completion of the Offering pursuant to the conversion of 4,871 shares of Preferred Stock owned by Mr. Weinstein.
(17) David Weksel is the son of William Weksel, a director, and the brother of Michael Weksel, the Vice President, Chief Financial Officer and a director of the Company.
(18) Includes 24,350 shares issuable upon completion of the Offering pursuant to the conversion of 2,435 shares of Preferred Stock owned by Mr. Hirsch.
(19) Includes 9,740 shares issuable upon completion of the Offering pursuant to the conversion of 974 shares of Preferred Stock owned by Mr. Manzari.
(20) Kari Steinberg is the daughter of Edward Steinberg and sister of Dana Steinberg.
(21) Dana Steinberg is the daughter of Edward Steinberg and sister of Kari Steinberg.
(22) Deanna G. Weksel is the wife of William Weksel, a director, and step-mother of Michael Weksel, the Vice President, Chief Financial Officer and a director of the Company.
(23) Gregory A. Weksel is the son of William Weksel, a director, and the brother of Michael Weksel, the Vice President, Chief Financial Officer and a director of the Company.

                         DESCRIPTION OF CAPITAL STOCK

  Upon consummation of the Offering, the Company's authorized capital stock will consist of 30,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share, which are subject to future issuance as determined by the Board of Directors of the Company.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to receive all assets available for distribution, subject to any preferential or other rights of holders of Preferred Stock. The Common Stock has no preemptive or other subscription rights, except as set forth below in "Certain Provisions Affecting Stockholders," and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The holders of Common Stock do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors of the Company if they choose to do so. All shares of Common Stock are, and the shares of Common Stock in the Offering will be, when issued, validly issued, fully paid and non-assessable.

PREFERRED STOCK

  The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. Upon the effectiveness of the Registration Statement, the 97,415 shares of Preferred Stock outstanding will be converted into 974,150 shares of Common Stock. The Board of Directors may, without future action of the stockholders of the Company, issue the remaining 902,585 shares of the Preferred Stock in one or more classes or series and fix the rights and preferences thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any class or series, and the designations of such class or series.

  The voting and other rights of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. Issuances of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to reissue shares of Preferred Stock.

CERTAIN PROVISIONS OF DELAWARE LAW

  Section 203 of the Delaware General Corporation Law ("DGCL") prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, which is defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. Because the Company did not elect out of the statute's provisions, this statute applies to the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BYLAWS

  Upon completion of the Offering, the Company's Amended and Restated Bylaws will provide that special meetings of stockholders of the Company may be called only by the Board of Directors or the Chairman of the Board of Directors. This provision could have the effect of delaying, until the next annual stockholders meeting, holder actions that are favored by the holders of a majority of the outstanding voting securities of the Company.

  The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

LIMITATION OF LIABILITY

  The Restated Certificate of Incorporation contains provisions that eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty other than liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Bylaws contain provisions requiring the indemnification of the Company's directors and officers to the fullest extent permitted by Section 145 of the DGCL.

                        SHARES ELIGIBLE FOR FUTURE SALE

  After giving effect to the shares of Common Stock offered hereby, the Company will have outstanding 11,321,510 shares of Common Stock. Of these shares, all of the shares of Common Stock sold in the Offering will be freely tradeable without restriction under the Securities Act, except for any shares purchased by "affiliates," as that term is defined under the Securities Act, of the Company. Upon the expiration of the lock-up agreements described below, the remaining 8,021,510 shares of Common Stock will be eligible for sale, subject to compliance with Rule 144 promulgated pursuant to the Securities Act ("Rule 144").

  The Company and certain existing stockholders of the Company, including the Company's directors and executive officers, have agreed that it/he/she will not, subject to certain specified exceptions, without the prior written consent of Hambrecht & Quist LLC, for a period of 180 days from the effective date of the Registration Statement, directly or indirectly, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to lock-up agreements at any time, without prior notice.

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company, is entitled to sell within any three-month period "restricted" shares beneficially owned by him or her in an amount that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in shares of Common Stock during the four calendar weeks preceding such sale, provided that at least one year has elapsed since such shares were acquired from the Company or an affiliate of the Company. Sales are also subject to certain requirements as to the manner of sale, notice and the availability of current public information regarding the Company. However, a person who has not been an "affiliate" of the Company at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least two years have elapsed since such shares were acquired from the Company or an affiliate of the Company.

  In general, under Rule 701 as currently in effect, any employee, officer, director, consultant or advisor of the Company who purchased shares from the Company pursuant to a written compensatory benefit plan or written contract relating to compensation is eligible to resell such shares 90 days after the effective date of the Offering. Shares of Common Stock obtained pursuant to Rule 701 may be sold by non-affiliates without regard to the holding period, volume limitations, or information or notice requirements of Rule 144, and by affiliates without regard to the holding period requirements.

  The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable under its Stock Option Plans, as well as certain of the shares of Common Stock previously issued under its Stock Option Plans. This registration statement is expected to be filed as soon as practicable after the date of this Prospectus and is expected to become effective immediately upon filing. Shares of Common Stock covered by this registration statement will be eligible for sale in the public market after the effective date of such registration statement, subject to Rule 144 limitations applicable to affiliates of the Company. See "Management--Stock Option Plans."

  Prior to the Offering, there has been no public market for the Common Stock and it is impossible to predict with certainty the effect, if any, that market sales of shares or the availability of such shares for sale will have on the market price of the Common Stock. Nevertheless, sales of substantial amounts of Common Stock in the public market may have an adverse impact on such market price and could impair the Company's ability to raise capital through the sale of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") through their representatives Hambrecht & Quist LLC and EVEREN Securities, Inc. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholder the following respective numbers of shares of Common Stock set forth opposite the name of each such Underwriter below at the initial public offering price less the underwriting discounts set forth on the cover page of this
Prospectus:

                                                                       NUMBER OF
     UNDERWRITERS                                                       SHARES
     ------------                                                      ---------
     Hambrecht & Quist LLC............................................
     EVEREN Securities, Inc...........................................
                                                                          ---
     Total............................................................
                                                                          ===

  The following summaries of certain provisions of the Underwriting Agreement are subject to, and qualified in their entirety by reference to, all of the provisions of the Underwriting Agreement, including definitions of certain terms. The form of Underwriting Agreement has been filed with the Commission as an exhibit to the Registration Statement. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and the Company's independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $   per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $   per share to certain other dealers.
The Representatives have advised the Company that the Underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of Common Stock offered hereby. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company and the Over-allotment Selling Stockholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 495,000 additional shares of Common Stock at the initial public offering price, (195,000 from the Company and 300,000 from the Over-allotment Selling Stockholders) less the underwriting discounts set forth on the cover page of this Prospectus. To the extent the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company and the Over-allotment Selling Stockholders will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company, the Selling Stockholder and the Over-allotment Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  The Company and certain existing stockholders of the Company, including the Company's directors and executive officers, have agreed that it/he/she will not, subject to certain specified exceptions, without the prior written consent of Hambrecht & Quist LLC, for a period of 180 days from the effective date of the Registration Statement, directly or indirectly, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for or any rights to purchase or acquire Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. Hambrecht & Quist LLC may, in its sole discretion, release any of the shares subject to lock-up agreements at any time, without prior notice.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

  Certain persons participating in the Offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the Offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transaction may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

  Hambrecht & Quist California, a wholly-owned subsidiary of Hambrecht & Quist LLC ("H&Q California"), and certain employees and spouses of employees of the Representatives own an aggregate of 190,000 shares of Common Stock, which shares were purchased on April 22, 1998 from a general partner of an affiliate of the Company in a privately-negotiated arm's-length transaction. None of the shares of Common Stock held by H&Q California or the employees and spouses of employees of the Representatives are being offered hereby.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby has been passed upon by Proskauer Rose LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

  The financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits and schedules filed as a part thereof. A copy of the Registration Statement may be inspected by anyone without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed fees. The Commission maintains a WorldWide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. Copies of such material also can be obtained from the Company upon request.

  Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  As a result of the Offering, the Company will become subject to the information and periodic reporting requirements of the Securities Exchange Act, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

Report of Independent Certified Public Accountants.........................  F-2
Balance Sheets as of December 31, 1996, 1997 and March 31, 1998 (Unau-
 dited)....................................................................  F-3
Statements of Operations for each of the years ended December 31, 1995,
 1996, and 1997, and the three month periods ended March 31, 1997 and 1998
 (Unaudited)...............................................................  F-4
Statement of Changes in Stockholders' Deficit for the three years ended De-
 cember 31, 1997, and the three month period ended March 31, 1998 (Unau-
 dited)....................................................................  F-5
Statements of Cash Flows for each of the years ended December 31, 1995,
 1996 and 1997, and the three month periods ended March 31, 1997 and 1998
 (Unaudited)...............................................................  F-6
Notes to Financial Statements..............................................  F-8

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of LogistiCare, Inc.

  In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of LogistiCare, Inc. (formerly Automated Dispatch Solutions, Inc.) at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Ft. Lauderdale, Florida
May 7, 1998, except as to Notes 1,
7 and 10 which are as of June 11, 1998

                               LOGISTICARE, INC.

                                 BALANCE SHEETS

                                   DECEMBER 31,            MARCH 31, 1998
                              -----------------------  ------------------------
                                 1996        1997      HISTORICAL    PRO FORMA
                              ----------  -----------  -----------  -----------
                                                             (UNAUDITED)
                                  ASSETS
Current assets:
  Cash and cash equivalents.  $   70,704  $   639,598  $ 3,680,573  $ 3,680,573
  Accounts receivable, net
   of allowance of $17,000
   and $95,000 at December
   31, 1996 and 1997,
   respectively.............     464,811      515,495    2,005,649    2,005,649
  Prepaid expenses and other
   current assets...........       2,300       22,282       30,003       30,003
                              ----------  -----------  -----------  -----------
    Total current assets....     537,815    1,177,375    5,716,225    5,716,225
Property and equipment, net.     301,883      849,732      933,396      933,396
Proprietary software, net of
 accumulated amortization of
 $140,000 and $176,666 at
 December 31, 1996 and 1997,
 respectively...............     110,472       73,806       63,249       63,249
Other assets................      18,154      156,593      161,935      161,935
                              ----------  -----------  -----------  -----------
                              $  968,324  $ 2,257,506  $ 6,874,805  $ 6,874,805
                              ==========  ===========  ===========  ===========
                   LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........  $  584,433  $ 3,216,819  $ 4,459,430  $ 4,459,430
  Accrued expenses..........      92,040       94,554      245,084      245,084
  Notes payable.............      50,524           --           --           --
  Notes payable to stock-
   holders and officers.....     100,000           --           --           --
  Current portion of
   obligations under capital
   leases...................       6,350      134,927      149,340      149,340
  Deferred revenue..........     131,000    1,250,000    4,229,406    4,229,406
                              ----------  -----------  -----------  -----------
    Total current liabili-
     ties...................     964,347    4,696,300    9,083,260    9,083,260
Long term note payable to
 principal stockholder......     270,000           --           --           --
Obligations under capital
 leases, net of current
 portion....................      32,369      238,880      241,678      241,678
                              ----------  -----------  -----------  -----------
    Total liabilities.......   1,266,716    4,935,180    9,324,938    9,324,938
                              ----------  -----------  -----------  -----------
Commitments and contingen-
 cies (Note 10)
Stockholders' deficit:
  Series A preferred stock,
   $.01 par value, 1,000,000
   shares authorized; 97,415
   shares issued and
   outstanding at December
   31, 1997.................          --          974          974           --
  Common stock, $.01 par
   value, 30,000,000 shares
   authorized; 5,550,000 and
   8,047,360 shares issued
   and outstanding at
   December 31, 1996 and
   1997, respectively.......      55,500       80,474       80,474       90,215
  Additional paid in capi-
   tal......................      25,440    1,834,200    2,284,200    2,275,433
  Deferred option plan com-
   pensation................          --           --     (450,000)    (450,000)
  Retained deficit..........    (379,332)  (4,593,322)  (4,365,781)  (4,365,781)
                              ----------  -----------  -----------  -----------
    Total stockholders' def-
     icit...................    (298,392)  (2,677,674)  (2,450,133)  (2,450,133)
                              ----------  -----------  -----------  -----------
                              $  968,324  $ 2,257,506  $ 6,874,805  $ 6,874,805
                              ==========  ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                               LOGISTICARE, INC.

                            STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,               MARCH 31,
                         -----------------------------------  ----------------------
                            1995        1996        1997        1997        1998
                         ----------  ----------  -----------  ---------  -----------
                                                                   (UNAUDITED)
Revenues:
  Transportation manage-
   ment services........        --   $1,529,817  $10,768,239   $987,519  $11,714,962
  Related party.........        --    1,667,683      602,735    374,744          --
  Other.................   $391,702     438,602      131,000        --           --
                         ----------  ----------  -----------  ---------  -----------
                            391,702   3,636,102   11,501,975  1,362,263   11,714,962
                         ----------  ----------  -----------  ---------  -----------
Operating expenses:
  Purchased transporta-
   tion.................         --   1,296,334   11,213,405    898,526    9,503,377
  Direct labor..........         --   1,177,805    1,835,505    369,471      901,837
  Selling, general and
   administrative.......    311,061   1,042,670    2,665,447    318,339    1,088,916
  Other.................    189,814     205,379          --         --           --
                         ----------  ----------  -----------  ---------  -----------
                            500,875   3,722,188   15,714,357  1,586,336   11,494,130
                         ----------  ----------  -----------  ---------  -----------
  Income (loss) from op-
   erations.............   (109,173)    (86,086)  (4,212,382)  (224,073)     220,832
Other income (expense):
  Interest income.......         --         585       25,929         --       26,822
  Interest expense......    (17,735)    (33,289)     (27,537)    (1,493)     (20,113)
                         ----------  ----------  -----------  ---------  -----------
  Net income (loss)..... $ (126,908) $ (118,790) $(4,213,990) $(225,566) $   227,541
                         ==========  ==========  ===========  =========  ===========
  Basic net income
   (loss) per share..... $    (0.03) $    (0.02) $     (0.59) $   (0.04) $      0.03
                         ==========  ==========  ===========  =========  ===========
  Weighted average
   shares outstanding...  5,000,000   5,550,000    7,188,589  5,796,566    8,047,360
                         ==========  ==========  ===========  =========  ===========
  Diluted net income
   (loss) per share..... $    (0.03) $    (0.02) $     (0.59) $   (0.04) $      0.02
                         ==========  ==========  ===========  =========  ===========
  Weighted average
   shares and
   potentially dilutive
   shares outstanding...  5,000,000   5,550,000    7,188,589  5,796,566   10,256,459
                         ==========  ==========  ===========  =========  ===========
  Unaudited pro forma
   basic net income per
   share................                                                 $      0.03
                                                                         ===========
  Unaudited pro forma
   weighted average
   shares outstanding...                                                   9,021,510
                                                                         ===========
  Unaudited pro forma
   diluted net income
   per share............                                                 $      0.02
                                                                         ===========
  Unaudited pro forma
   weighted average
   shares and
   potentially dilutive
   shares outstanding...                                                  10,256,459
                                                                         ===========

   The accompanying notes are an integral part of these financial statements.

                               LOGISTICARE, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

                          PREFERRED STOCK    COMMON STOCK    ADDITIONAL    DEFERRED
                          ---------------- -----------------    PAID     OPTION PLAN   RETAINED
                          SHARES   AMOUNT   SHARES   AMOUNT  IN CAPITAL  COMPENSATION   DEFICIT       TOTAL
                          -------- ------- --------- ------- ----------  ------------ -----------  -----------
Balance, January 1,
 1995...................        --      -- 5,000,000 $50,000 $  (45,000)         --   $  (133,634) $  (128,634)
Net loss................        --      --        --      --         --          --      (126,908)    (126,908)
                          --------  ------ --------- ------- ----------   ---------   -----------  -----------
Balance December 31,
 1995...................        --      -- 5,000,000  50,000    (45,000)         --      (260,542)    (255,542)
Acquisition of Automated
 Dispatch Systems, Inc..        --      --   550,000   5,500     18,440          --            --       23,940
Management services
 contributed by
 principal stockholder..        --      --        --      --     52,000          --            --       52,000
Net loss................        --      --        --      --         --          --      (118,790)    (118,790)
                          --------  ------ --------- ------- ----------   ---------   -----------  -----------
Balance, December 31,
 1996...................        --      -- 5,550,000  55,500     25,440          --      (379,332)    (298,392)
Issuance of common
 stock..................        --      -- 2,017,360  20,174    497,550          --            --      517,724
Note contributed by
 stockholder............        --      --        --      --    316,024          --            --      316,024
Issuance of preferred
 stock..................    97,415  $  974        --      --    999,026          --            --    1,000,000
Issuance of common stock
 under option plan......        --      --   480,000   4,800     (3,840)         --            --          960
Net loss................        --      --        --      --         --          --    (4,213,990)  (4,213,990)
                          --------  ------ --------- ------- ----------   ---------   -----------  -----------
Balance, December 31,
 1997...................    97,415     974 8,047,360  80,474  1,834,200          --    (4,593,322)  (2,677,674)
Options granted under
 stock option plan......        --      --        --      --    450,000    (450,000)           --           --
Net income..............        --      --        --      --         --          --       227,541      227,541
                          --------  ------ --------- ------- ----------   ---------   -----------  -----------
Balance, March 31, 1998
 (unaudited)............    97,415  $  974 8,047,360 $80,474 $2,284,200   $(450,000)  $(4,365,781) $(2,450,133)
                          ========  ====== ========= ======= ==========   =========   ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                               LOGISTICARE, INC.

                            STATEMENTS OF CASH FLOWS

                                                             THREE MONTHS ENDED
                             YEAR ENDED DECEMBER 31,              MARCH 31
                         ---------------------------------  ----------------------
                           1995       1996        1997        1997        1998
                         ---------  ---------  -----------  ---------  -----------
                                                                 (UNAUDITED)
Cash flows from
 operating activities:
 Net income (loss).....  $(126,908) $(118,790) $(4,213,990) $(225,566) $   227,541
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization.........     51,154     96,958      154,126     29,367       51,231
 Loss on disposal of
  property and
  equipment............         --         --       45,088         --           --
 Management services
  contributed by
  principal
  shareholder..........         --     52,000           --         --           --
 Changes in assets and
  liabilities:
  Increase in accounts
   receivable..........         --   (433,164)     (50,684)  (113,883)  (1,490,154)
  (Increase) decrease
   in prepaid expenses
   and other current
   assets..............    (17,000)    11,700      (19,982)        --       (7,721)
  Increase in other
   assets..............         --     (3,279)    (138,438)        --       (5,342)
  Increase in accounts
   payable.............     13,386    556,196    2,632,386     83,539    1,012,587
  Increase (decrease)
   in accrued expenses.     26,198     (4,231)      48,537     13,118      150,530
  Decrease in due to
   affiliate...........    (34,000)        --           --         --           --
  Increase (decrease)
   in deferred revenue.    140,000     (9,000)   1,119,000         --    3,209,430
                         ---------  ---------  -----------  ---------  -----------
   Net cash provided by
    (used in) operating
    activities.........     52,830    148,390     (423,957)  (213,425)   3,148,102
                         ---------  ---------  -----------  ---------  -----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment........     (5,769)  (111,190)    (329,141)   (48,516)     (80,939)
 Purchase of Automated
  Dispatch Systems,
  Inc., net of cash
  acquired.............         --      5,148           --         --           --
                         ---------  ---------  -----------  ---------  -----------
   Net cash used in
    investing
    activities.........     (5,769)  (106,042)    (329,141)   (48,516)     (80,939)
                         ---------  ---------  -----------  ---------  -----------
Cash flows from
 financing activities:
 Repayments on notes
  payable..............         --   (161,222)    (145,524)   (25,524)          --
 Repayment of
  obligations under
  capital leases.......         --     (2,112)     (46,168)    (2,882)     (26,188)
 Proceeds from line of
  credit...............         --     25,000           --         --           --
 Proceeds from issuance
  of notes payable to
  officer..............         --     50,000           --         --           --
 Proceeds from issuance
  of note payable to
  principal
  stockholder..........     25,000         --           --         --           --
 Proceeds from sale of
  common stock.........         --         --      517,724    517,724           --
 Proceeds from sale of
  preferred stock......         --         --    1,000,000         --           --
 Proceeds from exercise
  of stock options.....         --         --          960         --           --
                         ---------  ---------  -----------  ---------  -----------
   Net cash (used in)
    provided by
    financing
    activities.........     25,000    (88,334)   1,321,992    489,318      (26,188)
                         ---------  ---------  -----------  ---------  -----------
Net (decrease) increase
 in cash...............     72,061    (45,986)     568,894    227,377    3,040,975
Cash and cash
 equivalents, beginning
 of period.............     44,629    116,690       70,704     70,704      639,598
                         ---------  ---------  -----------  ---------  -----------
Cash and cash
 equivalents, end of
 period................  $ 116,690  $  70,704  $   639,598  $ 298,081  $ 3,680,573
                         =========  =========  ===========  =========  ===========

   The accompanying notes are an integral part of these financial statements.

                               LOGISTICARE, INC.

                            STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                     YEAR ENDED DECEMBER 31,       MARCH 31
                                     ------------------------ -------------------
                                      1995    1996     1997     1997      1998
                                     ------- ------- -------- --------- ---------
                                                                 (UNAUDITED)
Supplemental disclosure of cash
 flow information:
Cash paid during the year for
 interest..........................  $    -- $14,389 $ 69,183 $   1,548 $ 20,113
                                     ======= ======= ======== ========= ========
Supplemental disclosure of noncash
 investing and financing
 activities:
Note payable issued in connection
 with acquisition of Automated
 Dispatch Systems, Inc.............  $    -- $50,000 $     -- $      -- $     --
                                     ======= ======= ======== ========= ========
Common stock issued in connection
 with acquisition of Automated
 Dispatch Systems, Inc.............  $    -- $23,940 $     -- $      -- $     --
                                     ======= ======= ======== ========= ========
Contribution of note payable and
 accrued interest to additional
 paid in capital...................  $    -- $    -- $316,024 $ 316,024 $     --
                                     ======= ======= ======== ========= ========
Property and equipment acquired un-
 der capital leases................  $    -- $40,831 $385,803 $  33,376 $ 43,399
                                     ======= ======= ======== ========= ========
Exchange of note payable for common
 stock.............................  $    -- $    -- $  5,000 $      -- $     --
                                     ======= ======= ======== ========= ========


   The accompanying notes are an integral part of these financial statements.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997


1. NATURE OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  LogistiCare, Inc. (the "Company" or "LogistiCare," formerly known as Automated Dispatch Solutions, Inc.) was organized in March 1994 as a Delaware corporation. On January 1, 1996, LogistiCare acquired 100% of the outstanding common stock of Automated Dispatch Systems, Inc. ("Systems"). LogistiCare and Systems were merged into a single legal entity on December 31, 1996. The financial statements presented for 1996 are consolidated to include the accounts of LogistiCare and Systems. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements for 1996.

  The Company provides transportation management services: brokerage logistics and service bureau logistics. Brokerage logistics consists of non-emergency transportation management services to government agencies and managed health care organizations ("MCOs") where the Company coordinates and, through contracts with unaffiliated transportation carriers provides, non-emergency transportation for individuals eligible for transportation benefits ("Recipients"). Transportation of Recipients is furnished pursuant to contracts between the Company and independent transportation carriers. The Company is compensated for these services primarily on a capitated basis and, to a lesser extent, on a fee-for-service basis. Service bureau logistics are offered directly to independent transportation carriers and carrier networks where the Company manages the carrier's or the network's internal logistics requirements. The Company is compensated for these services on a fee-for-transaction basis.

  A summary of the significant accounting policies followed in the preparation of the accompanying financial statements is presented below.

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

  The interim financial data as of March 31, 1998 and for the three months ended March 31, 1997 and March 31, 1998 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The results of operations for the three month periods are not necessarily indicative of the results for the full year.

REVENUE RECOGNITION

  Revenues under capitation contracts are recognized over the capitation period, generally one month. Revenues earned under fee-for-service and fee-for-transaction contracts are recognized when the related service is provided.

STARTUP COSTS FOR OPERATIONS CENTERS

  The Company recognizes costs associated with the startup of its operations centers as such costs are incurred. The Company generally negotiates fees to enable it to open new operations centers when such centers are required by the terms of contracts with its customers. The Company recognizes the fees as earned in accordance with contract terms. The Company recognized $600,000 of fees in 1997 which are included in brokerage logistics revenues.

CASH AND CASH EQUIVALENTS

  The Company considers those short term, highly liquid investments with original maturities of three months or less as cash and cash equivalents.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997


PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost less accumulated depreciation. Expenditures for replacements and betterment are capitalized while maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight line and declining balance methods over estimated useful lives of five to seven years. Equipment held under capital lease obligations is amortized using the straight-line method over the shorter of the lease term or estimated life of the asset.

PROPRIETARY SOFTWARE

  Proprietary software represents the purchase of RealTime(TM) ("RealTime"), a computer aided vehicle dispatch system, for non-emergency transportation management services. The software is stated at cost less accumulated amortization. Amortization is provided using the straight line method over an estimated useful life of 68 months. During 1996, the Company changed its estimate of the remaining useful life of the software from 36 months to 68 months. As a result, the Company prospectively adjusted its amortization expense in connection with the software. The effect was to reduce the amortization from $50,000 in 1995 to $36,666 in 1996 and 1997.

  In connection with its acquisition of Systems in January 1996 (see Note 2), the Company allocated approximately $80,000 of its acquisition price to proprietary software related to the rights obtained in the acquisition to use RealTime in Dade, Broward, Palm Beach and Monroe counties in Florida.

USE OF ESTIMATES

  The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

  The Company accounts for stock based compensation using the intrinsic value method and discloses certain fair market value information with respect to its stock option activity in the notes to the financial statements (see Note 7). In cases where the exercise price of stock options issued to employees is less than the estimated fair market value of the underlying shares at the date of grant, compensation expense is recognized over the vesting period.

PER SHARE DATA

  Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during each period. Diluted net income per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive securities outstanding during each period. All per share data have been adjusted to reflect the Company's 5-for-1 and 2-for-1 common stock splits (see Note 10).

  Potentially dilutive shares in the amount of 500,000, 1,153,846, and 1,641,789 for the years ended December 31, 1995, 1996 and 1997, respectively, have been excluded from the computation of diluted earnings per share as the effect of their inclusion is antidilutive. For the three months ended March 31, 1998, 1,234,949 and 974,150 potentially dilutive shares, representing stock options and convertible preferred stock, respectively, have been added to the weighted average shares outstanding to compute diluted net income per share.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997


INCOME TAXES

  The Company provides income taxes using the liability method under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of the Company's assets and liabilities. An allowance is recorded, based upon currently available information, when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable, if any, plus the net change during the year in deferred tax assets and liabilities recorded by the Company.

FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

  The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable approximated fair value because of the short maturity of these instruments. Accounts receivable result from contracts with a limited number of customers in Georgia, Connecticut and Florida. At December 31, 1996 and 1997, contracts with two customers accounted for approximately 29.0% and 40.1%, respectively, of accounts receivable, and approximately 54.2% and 20.8%, respectively, of consolidated revenues. Additionally, a third customer accounted for approximately 48.4% of consolidated revenues in 1997. The Company routinely assesses the financial strength of its customers and records an allowance for doubtful accounts when it determines that collection of a particular amount is unlikely.

UNAUDITED PRO FORMA BALANCE SHEET AT MARCH 31, 1998

  Upon completion of the offering, the Company will convert its preferred stock into 974,150 shares of common stock. The unaudited pro forma balance sheet information is presented as if such conversions had occurred as of March 31, 1998.

UNAUDITED PRO FORMA NET INCOME PER SHARE FOR THE THREE MONTHS ENDED MARCH 31,
1998

  Unaudited pro forma basic net income per share for the three months ended March 31, 1998 is computed by dividing net income by the weighted average number of shares of common stock outstanding plus 974,150 shares of common stock which, on a pro forma basis, are assumed to have been converted from preferred stock during the period. Unaudited pro forma diluted net income per share for the three months ended March 31, 1998, is computed by dividing net income by the weighted average number of shares of common stock plus 974,150 shares of common stock which, on a pro forma basis, are assumed to have been converted from preferred stock during the period plus 1,234,949 potentially dilutive shares representing common stock options.

RECAPITALIZATION AND COMMON STOCK SPLIT

  In connection with the contemplated initial public offering of the Company's common stock as described in Note 10, in June 1998, the Company's Board of Directors and stockholders approved an increase in authorized common shares to 30,000,000 and authorized a 2-for-1 common stock split, effected as of June 11, 1998. All share and per share data have been adjusted to reflect the common stock split.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued FAS ("Financial Accounting Standard") No. 130, "Reporting Comprehensive Income," ("FAS 130") and FAS No. 131 "Disclosures About Segments of an Enterprise and Related Information," ("FAS 131"). FAS 130 requires an additional statement presenting certain adjustments to equity. FAS 131 established standards for related disclosures about products and services, geographic locations and major customers. The Company will adopt FAS 130 and FAS 131, effective

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

December 31, 1998. The Company believes that the adoption of these standards will not have a material impact on the disclosure of net income (loss) per share or on the disclosures in the Company's financial statements.

2. PURCHASE OF SUBSIDIARY

  On January 1, 1996, LogistiCare acquired 100% of the outstanding common stock of Systems in exchange for $50,000 in cash, promissory notes totaling $50,000 and 55,000 shares of the Company's common stock. The acquisition was accounted for as a purchase and, accordingly, the results of operations of Systems are included in the accompanying statements of operations from January 1, 1996. The following unaudited pro forma statement of operations data for the year ended December 31, 1995 gives effect to the acquisition as if it had occurred on January 1, 1995:

  Revenues.......................................................... $1,822,081
  Loss from operations.............................................. $  (12,089)
  Net loss.......................................................... $  (45,648)
  Loss per share.................................................... $    (0.01)

3. RELATED PARTY TRANSACTIONS

  The Company provides dispatch services to an entity (the "Client") which was controlled by certain of the Company's minority stockholders until such minority stockholders sold their entire interest in the Client to an unrelated entity in May 1997. Dispatch services are provided pursuant to an agreement with the Client in connection with a transportation contract between the Client and a municipality in South Florida (the "Florida Contract"). Under the terms of the agreement, the Company earned $2.65 per trip processed on behalf of the Client under the Florida Contract. In a related agreement, the Company paid to the principal stockholders of the Client a fee of $1.00 for each trip processed by the Company under the Florida Contract. Effective May 31, 1997, the Company, the Client and the principal stockholders of the Client agreed to amend the terms of the previously described agreements. Under the revised terms beginning in June 1997, the Company earns $1.65 per trip processed on behalf of the Client and pays no fees to the Client or the principal stockholders of the Client. Under the agreements the Company recorded gross revenues from the Client of approximately $1,925,000 and $553,000 in 1996 and 1997, respectively, and paid fees to the principal stockholders of the Client of approximately $726,000 and $211,000 in 1996 and 1997, respectively. Such fees have been recorded as a reduction of revenues under the Florida Contract.

  The Company provides dispatch services to another entity ("Health Trans") which was controlled by certain of the minority stockholders until such minority stockholders sold their entire interest in Health Trans to an unrelated entity in May 1997. The agreement with Health Trans expires in December 2025. Under the terms of the agreement, the Company earns $125 per week for each of Health Trans' vehicles for which the Company provides dispatch services. During 1996 and 1997, the Company recorded revenues of approximately $200,000 and $271,000, respectively in connection with this agreement.

  During 1995, the Company entered into an agreement (the "Sales and Software Agreement") with an affiliate of the Company's principal stockholder under which the Company received $150,000 for 15 end-user licenses to the Company's RealTime software, and future sales and marketing services to be provided by the Company. In June 1997, the Company and its affiliate terminated all commitments under the Sales and Software Agreement in accordance with its terms. In connection with the termination, the Company made available to its affiliate rights to an additional 13 end-user licenses of RealTime and recognized approximately $131,000 in income during 1997 which had been recorded as deferred revenue in the Company's balance sheet at December 31, 1996.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997


  During 1995, 1996 and 1997, the Company recorded administrative charges of $44,000, $66,000 and $0, respectively, for services provided by an affiliate of the Company's principal stockholder. Such services were primarily management services provided by the Company's current Chief Financial Officer whose salary was paid by such affiliate during those years. Of the total administrative charge of $144,000, including $34,000 in administrative charges recorded in 1994, the Company paid $92,000 while the remainder was recorded as a capital contribution during 1996.

  During 1995, the Company paid Systems $42,000 for the rental of certain office facilities.

  During the period from March 1994 to August 1995, the Company's principal stockholder loaned the Company a total of $270,000, evidenced by a promissory note with interest at 7%, principal and interest due on January 31, 2002. In March 1997, the shareholder canceled the note and contributed the principal balance and accrued interest of $46,024 to the Company. The Company recorded the contribution of the note as additional paid in capital.

4. PROPERTY AND EQUIPMENT, NET

  At December 31, the Company's property and equipment consists of the following:

                                                              1996      1997
                                                            --------  ---------
   Computer equipment...................................... $298,086  $ 450,771
   Office furniture and fixtures...........................    7,654     43,212
   Leasehold improvements..................................   16,471     32,181
   Equipment under capital lease (see Note 9)..............   40,831    426,635
                                                            --------  ---------
                                                             363,042    952,799
   Less accumulated depreciation...........................  (61,159)  (103,067)
                                                            --------  ---------
                                                            $301,883  $ 849,732
                                                            ========  =========

  During 1995, 1996 and 1997, the Company recorded depreciation expense related to its property and equipment of $1,154, $60,292 and $117,458, respectively.

5. DEFERRED REVENUE

  At December 31, 1997, the $1,250,000 deferred revenue represents an interim payment from a customer under a memorandum of understanding in connection with the Company's claims that the data provided by such customer relating to a transportation brokerage contract understated the number of passengers to be transported under such contract. The payment is to be reconciled after a reevaluation by the customer of the data provided. In event it is determined that the payment was not due the Company, the payment will be deducted from future amounts due under the contract.

  In March 1998, the Company received an additional payment from the customer of $5,236,333. Based on the increased capitation rates, effective February 1, 1998, included in the amended contracts with the customer which superseded the prior written memorandum of understanding (see Note 10), the Company recognized $2,256,927 of the payment from the customer as revenue in the first quarter of 1998.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997


6. NOTES PAYABLE

  At December 31, 1996 notes payable were as follows:

                                                            NON-
                                                         AFFILIATED STOCKHOLDERS
                                                          ENTITIES  AND OFFICERS
                                                         ---------- ------------
   Unsecured notes payable to officer of $25,000 each,
    interest at 10% and 15%, no stated repayment terms.   $   --      $ 50,000
   Unsecured notes payable to minority shareholders
    (former shareholders of Systems), interest at 9%
    per annum, repayable in five equal monthly
    installments beginning January 1, 1997.............       --        50,000
   Revolving credit facility with bank, maximum amount
    of $50,000 payable on demand, interest at the
    bank's prime lending rate plus 2 1/2% per annum due
    monthly, secured by substantially all assets of the
    Company............................................    25,000          --
   Other unsecured note payable, interest at 9% per
    annum, repayable in monthly installments of $12,889
    including interest through February 1997...........    25,524          --
                                                          -------     --------
                                                          $50,524     $100,000
                                                          =======     ========

  During 1997, the Company paid $145,524 of notes payable outstanding at December 31, 1996 which included $95,000 paid to stockholders and officers. Also during 1997 a stockholder exchanged a $5,000 note payable for common stock.

7. CAPITAL STOCK

 Series A Preferred Stock

  In March 1997, the Company's Board of Directors authorized the issuance of 100,000 shares of Series A Preferred Stock, $.01 par value (the "Preferred Stock"). As of June 1998, the Company increased the number of authorized shares of Preferred Stock from 100,000 to 1,000,000 (see Note 10). The Preferred Stock has no stated rate; however, the Board may declare dividends on the Preferred Stock and, if declared, no dividends or redemptions on common or other stock that is ranking junior to the Preferred Stock may be made until the declared dividends on the Preferred Stock are paid.

  The Preferred Stock shall convert to common stock upon the effectiveness of a registration statement filed by the Company in connection with an initial public offering. The conversion rate is the greater of one share of common stock per share of Preferred Stock or a rate based on various formulae depending on the timing and offering price of the initial public offering and subject to adjustments for stock splits. The preferred shareholders may also elect to convert their shares into common stock at the conversion price, as defined.

  The preferred stockholders have voting rights equal to one vote for each share of common stock into which the Preferred Stock would be convertible on the record date of the stockholder vote. In addition, a majority of the preferred stockholders must approve certain corporate actions such as the authorization of any class of stock that would be on a par or senior to the Preferred Stock as to dividends, any increase in authorized shares of the Preferred Stock, or any amendment of the Certificate of Incorporation that would adversely affect the rights of the preferred stockholders.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997


 Common Stock

  In March 1997, the Company increased the number of authorized shares of common stock from 1,000,000 to 1,500,000. In March 1998, the Company increased the number of authorized shares of common stock from 1,500,000 to 7,500,000 (see Note 10). As of June 11, 1998, the Company increased the number of authorized shares of common stock from 7,500,000 to 30,000,000 (see Note 10).

 Stock Option Plan

  The 1995 Incentive Stock Option Plan (the "Plan") provides for the granting of incentive and nonqualified stock options to key employee and nonemployee directors, respectively, to purchase shares of the Company's common stock. The Plan authorizes the issuance of options to purchase up to an aggregate of 2,166,670 shares. Incentive stock options generally vest at an annual rate of 20% starting at the grant date or one year thereafter. Nonqualified options are fully vested at the grant date. At December 31, 1997, 243,340 shares of common stock were reserved and available for future grants under the Plan.

  Stock option activity and information about stock options is summarized in the following tables:

                                                                   FAIR MARKET
                                                 AVERAGE EXERCISE VALUE AT GRANT
                                       SHARES         PRICE            DATE
                                      ---------  ---------------- --------------
Balance, January 1, 1995.............        --
Granted.............................. 1,200,000       $0.01           $0.01
Exercised............................        --
                                      ---------
Balance, December 31, 1995........... 1,200,000        0.01
Granted..............................        --
Exercised............................        --
                                      ---------
Balance, December 31, 1996........... 1,200,000        0.01
Granted..............................   723,330        1.59            1.59
Exercised............................  (480,000)       0.01
                                      ---------
Balance, December 31, 1997........... 1,443,330       $0.80
                                      =========

                                          OUTSTANDING             EXERCISABLE
                                ------------------------------- ----------------
                                                       AVERAGE          AVERAGE
                                                       EXERCISE         EXERCISE
   EXERCISE PRICE RANGE          SHARES   AVERAGE LIFE  PRICE   SHARES   PRICE
   --------------------         --------- ------------ -------- ------- --------
   $0.01--$0.26................ 1,013,330  5.3 years    $0.08        --     --
   $2.50 and above.............   430,000  9.6 years     2.50   270,000  $2.50
                                ---------                       -------
                                1,443,330                       270,000
                                =========                       =======

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

  The Company uses the intrinsic value method of accounting for stock-based compensation. Had the fair value based method been used to account for such compensation, the effect would not have been significant in 1995 and 1996. The net loss per share for 1997 would have been increased to the pro forma amounts indicated below:

   Net loss:
     As reported.................................................. $(4,213,990)
     Pro forma....................................................  (4,387,385)
   Net loss per share (basic and diluted):
     As reported.................................................. $     (1.17)
     Pro forma....................................................       (1.22)

  Fair market value information for the Company's stock options for 1995, 1996 and 1997 was estimated using the Black-Scholes option pricing model assuming risk free rates of 5.75% to 6.10%, no dividend yield, and expected terms of 2 to 4 years.

8. INCOME TAXES

  During 1997, the Company changed its basis of accounting for income tax purposes from a modified cash basis to the accrual basis. As a result, the Company reversed approximately $173,000 of net deductible temporary differences through its 1997 current income tax provision.

  Additionally, during 1997 the Company changed its estimated tax rate from approximately 19% to 38% as a result of the use of graduated tax rates in 1996. The effect of such change was an increase in net deferred tax assets of approximately $51,000, prior to a corresponding increase in the valuation allowance.

  At December 31, 1996 and 1997, the Company had temporary differences between the financial statement bases and the income tax bases of certain of its assets and liabilities, resulting primarily from the use of the modified cash basis of accounting for income tax purposes. Additionally, at December 31, 1996 and 1997, the Company had net operating loss carryforwards of approximately $168,000 and $3,181,000, respectively, to offset future taxable income. The significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                           1996       1997
                                                         --------  -----------
   Loss carryforwards................................... $ 28,926  $ 1,208,598
   Effect of use of modified cash basis of accounting
    for income tax purposes.............................   33,242           --
   Depreciation and amortization........................   (9,666)     (45,119)
   Allowance for doubtful accounts......................       --       36,100
   Deferred revenue.....................................       --      475,000
   Other................................................       --       16,745
                                                         --------  -----------
     Net deferred tax assets............................   52,502    1,691,324
   Valuation allowance..................................  (52,502)  (1,691,324)
                                                         --------  -----------
                                                         $     --  $        --
                                                         ========  ===========

  The Company's net operating losses at December 31, 1997 expire through 2017.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

  Presented below is a reconciliation between the Company's income tax provision and the income tax provision which would result from applying the federal statutory tax rate to the Company's loss before income taxes:

                                                 1995      1996       1997
                                               --------  --------  -----------
   Statutory tax benefit...................... $(19,036) $(17,818) $(1,432,757)
   State and local income tax benefit.........   (5,394)   (5,049)    (168,559)
   Non-deductible contributed services........       --    10,010           --
   Other non-deductible expenses..............    4,216     4,767       13,632
   Change in valuation allowance..............   20,214     8,090    1,587,684
                                               --------  --------  -----------
   Provision for income taxes................. $     --  $     --  $        --
                                               ========  ========  ===========

9. COMMITMENTS AND CONTINGENCIES

  The Company leases office space and equipment under noncancellable operating leases with terms of two to five years. Rent expense for the years ended December 31, 1995, 1996, and 1997 totaled $44,000, $167,000, and $287,000.

  The Company leases computer and office equipment and a telephone system under noncancellable leases classified as capital leases. The fair value of the equipment was $40,831 and $385,803 for leases starting in 1996 and 1997, respectively. The economic useful life of the equipment is five years.

                                                             OPERATING CAPITAL
                                                             --------- --------
   1998..................................................... $331,088  $164,280
   1999.....................................................  342,932   161,072
   2000.....................................................  276,233   123,999
   2001.....................................................       --     6,776
                                                             --------  --------
   Total minimum lease obligations..........................  950,253   456,127
     Less: imputed interest.................................       --   (82,320)
                                                             --------  --------
   Present value of net minimum lease obligations...........  950,253   373,807
     Less: current maturities...............................       --   134,927
                                                             --------  --------
   Capital lease obligations, net........................... $950,253  $238,880
                                                             ========  ========

  The Company is a defendant in three pending legal proceedings which management believes are incidental to the Company's business. The Company does not believe that either of these actions will have a material adverse effect on the Company's financial position or results of operations.

10. SUBSEQUENT EVENTS

  In February 1998, the Company began operations under a written memorandum of understanding with the Connecticut Department of Social Services (the "CDSS") to provide transportation logistics and brokerage services for approximately 40,000 Medicaid recipients. In May 1998, the Company executed a final contract with the CDSS for such services.

  In March 1998, the Company amended its contracts with the Georgia Department of Medical Assistance ( the "GDMA") for the provision of transportation logistics and brokerage services. The amendments included provisions which increased the capitation rate paid and modified certain operational requirements. The amended capitation rates are effective as of February 1, 1998 and cover specific contract service periods.

                               LOGISTICARE, INC.

                       DECEMBER 31, 1995, 1996 AND 1997

Capitation rates in effect for the contract service period from February 1, 1998 through March 31, 1998 resulted in an increase in revenues for the first quarter of 1998 of approximately $4,200,000 compared to the revenues which would have been recognized based on the rates in effect immediately prior to February 1, 1998. Under the amended contract which is subject to renewal by GDMA, capitation rates in effect for the contract service periods subsequent to June 30, 1998 are 23% to 26% lower than the rates in effect for the period before July 1, 1998.

  In March 1998, the Company increased the number of authorized shares of common stock from 1,500,000 to 7,500,000 and simultaneously effected a 5-for-1 stock split. In addition, in connection with the contemplated initial public offering of the Company's common stock, in June 1998, the Company's Board of Directors and stockholders approved an additional increase in the authorized number of shares of common stock from 7,500,000 to 30,000,000 and an additional increase in the authorized number of shares of Preferred Stock from 100,000 to 1,000,000 and authorized a 2-for-1 stock split, effected as of June 11, 1998. The effect of the 5-for-1 stock split and the effect of the 2-for-1 stock split have been reflected for all periods presented. All references to the number of common shares and per share amounts elsewhere in the financial statements and the notes thereto have been restated to reflect the effect of the 5-for-1 and 2-for-1 stock splits for all periods presented.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICI-TATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
   Prospectus Summary.....................................................    3
   Risk Factors...........................................................    5
   Use of Proceeds........................................................   13
   Dividend Policy........................................................   13
   Capitalization.........................................................   14
   Dilution...............................................................   15
   Selected Financial Information.........................................   16
   Management's Discussion and Analysis of Financial Condition and Results
    of Operations.........................................................   17
   Business...............................................................   24
   Management.............................................................   35
   Certain Transactions...................................................   41
   Principal and Selling Stockholders.....................................   42
   Description of Capital Stock...........................................   45
   Shares Eligible for Future Sale........................................   47
   Underwriting...........................................................   48
   Legal Matters..........................................................   49
   Experts................................................................   49
   Additional Information.................................................   50
   Index to Consolidated Financial Statements.............................  F-1

                                  -----------

  UNTIL , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               3,300,000 SHARES

                                     LOGO

                                 COMMON STOCK


                                --------------
                                  PROSPECTUS
                                --------------

                               HAMBRECHT & QUIST

                            EVEREN SECURITIES, INC.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred by the Company in connection with the issuance and distribution of the securities being registered under this registration statement. Except for the SEC and NASD filing fees, all expenses have been estimated and are subject to future contingencies.

   SEC registration fee............................................... $ 13,434
   NASD fee...........................................................    5,000
   Nasdaq Entry Fee...................................................   82,000
   Legal fees and expenses............................................  250,000
   Printing and engraving expenses....................................  150,000
   Accounting fees and expenses.......................................  200,000
   Blue sky fees and expenses.........................................    5,000
   Transfer agent and registrar fees and expenses.....................   10,000
   Miscellaneous......................................................   34,566
                                                                       --------
     Total............................................................ $750,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article Seventh of the Company's Restated Certificate of Incorporation provides that the Company shall indemnify and hold harmless, to the fullest extent authorized by the Delaware General Corporation Law, its officers and directors against all expenses, liability and loss actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding. The Restated Certificate of Incorporation also extends indemnification to those serving at the request of the Company as directors, officers, employees or agents of other enterprises.

  In addition, Article Seventh of the Company's Restated Certificate of Incorporation provides that no director shall be personally liable for any breach of fiduciary duty. Article Seventh does not eliminate a director's liability (i) for a breach of his or her duty of loyalty to the Company or its stockholders, (ii) for acts of intentional misconduct or knowing violations of law, (iii) under Section 174 of the Delaware General Corporation Law for unlawful declarations of dividends or unlawful stock purchases or redemptions, or (iv) for any transactions from which the director derived an improper personal benefit.

  Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

  The Underwriting Agreement provides for indemnification of directors and officers of the Company by the Underwriters against certain liabilities.

  Pursuant to Section 145 of the DGCL and the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, the Company maintains directors' and officers' liability insurance coverage.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since January 1, 1995, the Company has issued unregistered securities in the transactions described below, all of which were deemed to be exempt from registration under the Securities Act. All discussions of transactions occurring after March 30, 1998 in this Item 15 give effect to a 5-for-1 stock split of Common Stock that was effected in at such time (the "Stock Split"). All references to "Common Shares" refer to shares of the Company's Common Stock, $.01 par value per share. All references to "Preferred Shares" refer to shares of the Company's Series A Preferred Stock, $.01 par value per share.

  (1) On or about January 1, 1996, in connection with the purchase of all of the outstanding shares of Automated Dispatch Systems, Inc. ("Systems"), the Company issued a total of 275,000 Common Shares to John L. Shermyen, Edward Steinberg, Sigmund Zilber and Martin Zilber. The Company relied upon the representations by Messrs. Steinberg, Zilber and Zilber concerning their knowledge and experience in financial and business markets and net worth.

  (2) On or about March 21, 1997, the Company issued a total of 974,150 Common Shares to Derace L. Schaffer, John Pappajohn and four investors designated by Mr. Pappajohn pursuant to the terms of a Stock Purchase Agreement dated March 21, 1997 (the "Purchase Agreement") for an aggregate purchase price of $500,000. Messrs. Schaffer and Pappajohn and such investors are Accredited Investors (as defined in Rule 501 under the Securities Act of 1933, as amended ("Rule 501")). The Company provided Messrs. Schaffer and Pappajohn with a private placement memorandum and afforded them access to senior management of the Company.

  (3) Between March 21, 1997 and June 6, 1997, the Company issued 16,250 Common Shares to John L. Shermyen, President and Chief Executive Officer of the Company, for an aggregate purchase price of $4,170 upon the exercise of certain contractual preemptive rights in connection with the issuance of Common Shares referred to in paragraph (2) above.

  (4) On or about March 21, 1997, the Company issued 52,810 Common Shares to Edward Steinberg for an aggregate purchase price of $13,553 upon the exercise of certain contractual preemptive rights in connection with the issuance of Common Shares referred to in paragraph (2) above. The Company relied upon representations made by Mr. Steinberg in connection with the issuance of Common Shares referred to in paragraph (1) above.

  (5) On or about June 6, 1997, the Company issued a total of 974,150 Preferred Shares to Pappajohn and seven investors designated by Messrs. Schaffer and Pappajohn and the Company pursuant to the terms of the Purchase Agreement for an aggregate purchase price of approximately $1,000,000. Messrs. Schaffer and Pappajohn and such investors are Accredited Investors (as defined in Rule 501). The Company provided Messrs. Schaffer and Pappajohn with a private placement memorandum and afforded them access to senior management of the Company.

  (6) On or about November 18, 1997, the Company issued 400,000 Common Shares to John L. Shermyen, President and Chief Executive Officer of the Company, for an aggregate purchase price of $800 as a result of his exercise of certain stock options.

  (7) On or about November 18, 1997, the Company issued 80,000 Common Shares to Michael E. Weksel, Vice President and Chief Financial Officer of the Company, for an aggregate purchase price of $160 as a result of his exercise of certain stock options.

  No underwriters were involved in the foregoing transactions and no underwriting discounts or commissions were paid in connection therewith. The issuances of securities sold in the transactions reference above were not registered under the 1933 Act in reliance on the exemption in Section 4(2) of the 1933 Act. The Company believes that Common Shares that were issued to existing shareholders in connection with the Stock Split were, to the extent that the Securities Act was applicable to such transaction, exempt from registration under the Securities Act because they involved no "sales" within the meaning of Section 2(3) of the Securities Act.

ITEM 16. EXHIBITS

  1.1   Revised Form of Underwriting Agreement
  3.1   Certificate of Incorporation of the Company (including all amendments)
  3.2   By-Laws of the Company
  3.3   Restated Certificate of Incorporation of the Company, adopted by the
        Company on June 10, 1998
  3.4   Amended and Restated By-Laws of the Company, adopted by the Company on
        June 10, 1998
  4.1   Certificate of Designations, Preferences and Rights of Series A
        Convertible Preferred Stock of the Company, dated June 6, 1997
  5*    Opinion of Proskauer Rose LLP re: validity of securities
  9.1   Agreement between TGIS Partners, as nominee, and William B. McLiverty, dated February 16, 1998
  9.2   Agreement between TGIS Partners, as nominee, and Joseph Handy, dated
        February 16, 1998
  9.3   Agreement between TGIS Partners, as nominee, and Charles P. Krokel, dated February 16, 1998
  9.4   Agreement between TGIS Partners, as nominee, and Gregory Weksel, dated
        February 16, 1998
  9.5   Agreement between TGIS Partners, as nominee, and Leonard Levine, dated
        February 16, 1998
  9.6   Agreement between TGIS Partners, as nominee, and Bertrand H. Weidberg,
        Esq., dated February 16, 1998
  9.7   Agreement between TGIS Partners, as nominee, and Francis M. Sassano, dated February 16, 1998
  9.8   Agreement between TGIS Partners, as nominee, and David Weksel, dated
        February 16, 1998
  9.9   Agreement between TGIS Partners, as nominee, and Deanna Weksel, dated
        February 16, 1998
  9.10  Agreement between TGIS Partners, as nominee, and Leonor Firstenberg, dated February 16, 1998
  9.11* Voting Trust Agreement, between William Weksel and Lawrence Slater, as
        Trustee, dated July 28, 1998.
 10.1   Employment Agreement, dated July 14, 1998, between the Company and
        John L. Shermyen
 10.2   1995 Incentive Stock Option Plan of the Company (including all amendments)
 10.3   Agreement, dated June 20, 1996, between Automated Dispatch Systems,
        Inc. and Health Trans, Inc.
 10.4   Agreement, dated June 20, 1996, between Automated Dispatch Systems,
        Inc. and Health Trans of South Florida, Inc.
 10.5   Dispatch Services Agreement, dated June 20, 1996, between Automated
        Dispatch Systems, Inc. and Comprehensive Paratransit Services
 10.6   Management and Advisory Agreement, dated June 20, 1996, between
        Automated Dispatch Systems, Inc. and SEM, Inc.
 10.7   Agreement, dated June 20, 1996, among Automated Dispatch Systems, Inc.
        Comprehensive Paratransit Services and SEM, Inc.

 10.8  Agreement, dated May 29, 1998, between the Company and the Connecticut
       Department of Social Services
 10.9  Contract, dated July 17, 1997, between the Company and the Georgia
       Department of Administrative Services with respect to the Central region of Georgia (including all amendments and renewals)
 10.10 Contract, dated July 17, 1997, between the Company and the Georgia
       Department of Administrative Services with respect to the East region of Georgia (including all amendments and renewals)
 10.11 Contract, dated July 17, 1997, between the Company and the Georgia
       Department of Administrative Services with respect to the Southwest region of Georgia (including all amendments and renewals)
 10.12 Lease Agreement, dated August 27, 1997, between the Company and
       Principal Mutual Life Insurance Company (including all amendments)
 10.13 Lease Agreement, dated August 7, 1997, between the Company and New World
       Partners Joint Venture
 10.14 Lease Agreement, dated October 8, 1996, between the Company and Gerald
       A. Chase
 10.15 License Agreement between Automated Dispatch Systems, Inc. and Automated
       Dispatch Services, Inc., dated January 1, 1995
 10.16 License Agreement between Automated Dispatch Services, Inc. and
       RadioSoft, Inc. dated April 26, 1994 (including all amendments)
 10.17 Agreement between E.F Johnson and RadioSoft, Inc. dated March 3, 1995
 10.18 1998 Stock Option Plan of the Company
 10.19 Employment Agreement, dated July 14, 1998, between the Company and
       Michael E. Weksel
 10.20 Credit facility and related agreements with respect to NationsBank N.A.
       line of credit
 10.21 Employment Agreement, dated July 13, 1998, between the Company and John
       M. Whitcomb
 10.22 Employment Agreement, dated July 14, 1998, between the Company and
       Gerald F. Souza
 23.1* Consent of PricewaterhouseCoopers LLP
 23.2* Consent of Proskauer Rose LLP (contained in opinion to be filed as
       Exhibit 5)
 24.1  Power of Attorney (set forth on page II-22)
 27.1  Financial Data Schedule

---------------------
* Filed herewith

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement (filed herewith as Exhibit 1.1) certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE UNDERSIGNED REGISTRANT CERTIFIES THAT IT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON THE 6TH DAY OF AUGUST, 1998.

                                          LogistiCare, Inc.

                                              /s/ John L. Shermyen
                                          By: _________________________________
                                             John L. Shermyen
                                             Chairman of the Board, President
                                             and Chief Executive Officer

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

        SIGNATURE                    TITLE                      DATE

  /s/ John L. Shermyen     Chairman of the Board,
_________________________  President and Chief            August 6, 1998
    JOHN L. SHERMYEN       Executive Officer

  /s/ Michael E. Weksel
_________________________  Vice President, Chief          August 6, 1998
    MICHAEL E. WEKSEL      Financial Officer and
                           Director (Principal
                           Financial Officer)

_________________________  Director                       August  , 1998
     JOHN PAPPAJOHN

                           Director                       August  , 1998
_________________________
   DERACE L. SCHAFFER

   /s/ William Weksel*     Director
_________________________                                 August 6, 1998
     WILLIAM WEKSEL

   /s/ Albert Cortina*     Corporate Controller
_________________________  (Controller or Principal       August 6, 1998
     ALBERT CORTINA        Accounting Officer)

     /s/ Michael E. Weksel
*By: ____________________
     MICHAEL E. WEKSEL
     ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
  1.1    Revised Form of Underwriting Agreement
  3.1    Certificate of Incorporation of the Company (including all amendments)
  3.2    By-Laws of the Company
  3.3    Restated Certificate of Incorporation of the Company, adopted by the Company on June 10, 1998
  3.4    Amended and Restated By-Laws of the Company, adopted by the
         Company on June 10, 1998
  4.1    Certificate of Designations, Preferences and Rights of Series A
         Convertible Preferred Stock of the Company, dated June 6, 1997
  5*     Opinion of Proskauer Rose LLP re: validity of securities
  9.1    Agreement between TGIS Partners, as nominee, and William B.
         McLiverty, dated February 16, 1998
  9.2    Agreement between TGIS Partners, as nominee, and Joseph Handy, dated February 16, 1998
  9.3    Agreement between TGIS Partners, as nominee, and Charles P.
         Krokel, dated February 16, 1998
  9.4    Agreement between TGIS Partners, as nominee, and Gregory
         Weksel, dated February 16, 1998
  9.5    Agreement between TGIS Partners, as nominee, and Leonard
         Levine, dated February 16, 1998
  9.6    Agreement between TGIS Partners, as nominee, and Bertrand H.
         Weidberg, Esq., dated February 16, 1998
  9.7    Agreement between TGIS Partners, as nominee, and Francis M.
         Sassano, dated February 16, 1998
  9.8    Agreement between TGIS Partners, as nominee, and David Weksel, dated February 16, 1998
  9.9    Agreement between TGIS Partners, as nominee, and Deanna Weksel, dated February 16, 1998
  9.10   Agreement between TGIS Partners, as nominee, and Leonor
         Firstenberg, dated February 16, 1998
  9.11*  Voting Trust Agreement, between William Weksel and Lawrence
         Slater, as Trustee, dated July 28, 1998.
 10.1    Employment Agreement, dated July 14, 1998, between the Company and John L. Shermyen
 10.2    1995 Incentive Stock Option Plan of the Company (including all amendments)
 10.3    Agreement, dated June 20, 1996, between Automated Dispatch
         Systems, Inc. and Health Trans, Inc.
 10.4    Agreement, dated June 20, 1996, between Automated Dispatch
         Systems, Inc. and Health Trans of South Florida, Inc.
 10.5    Dispatch Services Agreement, dated June 20, 1996, between
         Automated Dispatch Systems, Inc. and Comprehensive Paratransit
         Services
 10.6    Management and Advisory Agreement, dated June 20, 1996, between
         Automated Dispatch Systems, Inc. and SEM, Inc.
 10.7    Agreement, dated June 20, 1996, among Automated Dispatch
         Systems, Inc. Comprehensive Paratransit Services and SEM, Inc.

 EXHIBIT
 NUMBER                            DESCRIPTION                             PAGE
 -------                           -----------                             ----
 10.8    Agreement, dated May 29, 1998, between the Company and the
         Connecticut Department of Social Services
 10.9    Contract, dated July 17, 1997, between the Company and the
         Georgia Department of Administrative Services with respect to the Central region of Georgia (including all amendments and renewals)
 10.10   Contract, dated July 17, 1997, between the Company and the
         Georgia Department of Administrative Services with respect to the East region of Georgia (including all amendments and
         renewals)
 10.11   Contract, dated July 17, 1997, between the Company and the
         Georgia Department of Administrative Services with respect to the Southwest region of Georgia (including all amendments and renewals)
 10.12   Lease Agreement, dated August 27, 1997, between the Company and
         Principal Mutual Life Insurance Company (including all
         amendments)
 10.13   Lease Agreement, dated August 7, 1997, between the Company and
         New World Partners Joint Venture
 10.14   Lease Agreement, dated October 8, 1996, between the Company and
         Gerald A. Chase
 10.15   License Agreement between Automated Dispatch Systems, Inc. and
         Automated Dispatch Services, Inc., dated January 1, 1995
 10.16   License Agreement between Automated Dispatch Services, Inc. and
         RadioSoft, Inc. dated April 26, 1994 (including all amendments)
 10.17   Agreement between E.F Johnson and RadioSoft, Inc. dated March
         3, 1995
 10.18   1998 Stock Option Plan of the Company
 10.19   Employment Agreement, dated July 14, 1998, between the Company and Michael E. Weksel
 10.20   Credit facility and related agreements with respect to
         NationsBank N.A. line of credit
 10.21   Employment Agreement, dated July 13, 1998, between the Company and John M. Whitcomb
 10.22   Employment Agreement, dated July 14, 1998, between the Company and Gerald F. Souza
 23.1*   Consent of PricewaterhouseCoopers LLP
 23.2*   Consent of Proskauer Rose LLP (contained in opinion to be filed as Exhibit 5)
 24.1    Power of Attorney (set forth on page II-22)
 27.1    Financial Data Schedule

---------------------

* Filed herewith